UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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NUTANIX, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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1740 Technology Drive, Suite 150
San Jose, California 95110
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On December 11, 2020 at 9:00 a.m., Pacific Time
To the Stockholders of Nutanix, Inc.:
On behalf of our board of directors, it is our pleasure to invite you to attend the 2020 annual meeting of stockholders (including any adjournment or postponement thereof, the “Annual Meeting”) of Nutanix, Inc., a Delaware corporation. The Annual Meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/NTNX2020, originating from San Jose, California, on Friday, December 11, 2020 at 9:00 a.m., Pacific Time, and, for the following purposes, as more fully described in the accompanying proxy statement:
1.
To elect three Class I directors, Susan L. Bostrom, Steven J. Gomo, and Max de Groen, to serve until the annual meeting of stockholders to take place after the end of the fiscal year ending July 31, 2023.

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2021.
3.	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.
4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy materials accompanying this notice.
The record date for the Annual Meeting (the “Record Date”) is October 13, 2020. Only stockholders of record of our Class A common stock and Class B common stock at the close of business on the Record Date may vote at the Annual Meeting.
On or about October 26, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your Notice or proxy card.
By Order of the Board of Directors

Dheeraj Pandey
Chief Executive Officer & Chairman
San Jose, California
October 26, 2020
You are cordially invited to attend the virtual Annual Meeting. YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the Annual Meeting, you are urged to vote and submit your proxy by following the voting procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote during the Annual Meeting, you must follow the instructions from your broker, bank or other agent.

i

PROXY STATEMENT
For the 2020 Annual Meeting of Stockholders
To Be Held On Friday, December 11, 2020 at 9:00 a.m., Pacific Time
Our board of directors is soliciting your proxy to vote at the 2020 annual meeting of stockholders (including any adjournment or postponement thereof, the “Annual Meeting”) of Nutanix, Inc., a Delaware corporation, to be held via live webcast at www.virtualshareholdermeeting.com/NTNX2020, originating from San Jose, California, on Friday, December 11, 2020 at 9:00 a.m., Pacific Time.
For the Annual Meeting, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K for our fiscal year ended July 31, 2020 (the “Annual Report”), to our stockholders primarily via the Internet. On or about October 26, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains the notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings.
Only stockholders of record of our Class A common stock and Class B common stock at the close of business on October 13, 2020 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 194,558,126 shares of Class A common stock and 11,508,862 shares of Class B common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours for ten days before the Annual Meeting at our principal place of business at the address below. The stockholder list will also be available online during the Annual Meeting to those that attend the meeting.
In this proxy statement, we refer to Nutanix, Inc. as “Nutanix,” “we,” “us” or the “Company” and the board of directors of Nutanix as “our board of directors.” Our Annual Report, which contains consolidated financial statements as of and for our fiscal year ended July 31, 2020 (“fiscal 2020”), accompanies this proxy statement. You also may obtain, without charge, a copy of this proxy statement and the Annual Report, which was filed with the U.S. Securities and Exchange Commission (the “SEC”), by writing to our Secretary at 1740 Technology Dr., Suite 150, San Jose, CA 95110 or by following the directions set forth in the Notice.

QUESTIONS AND ANSWERS
ABOUT PROXY MATERIALS AND VOTING
The information provided in the “questions and answers” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read this proxy statement in its entirety. Information contained on, or that can be accessed through, our website is not intended to be, and is not, incorporated by reference into this proxy statement and references to our website addresses in this proxy statement are inactive textual references only.
Why did I receive a notice regarding the availability of proxy materials on the Internet?
We have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice because our board of directors is soliciting your proxy to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We expect to mail the Notice on or about October 26, 2020 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend and participate in the Annual Meeting online?
We will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting, live online at www.virtualshareholdermeeting.com/NTNX2020. The webcast will start at 9:00 a.m., Pacific Time. Stockholders may vote and submit questions while attending the meeting online. The webcast will open 15 minutes before the start of the meeting. In order to enter the meeting, you will need the control number. The control number will be included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/NTNX2020.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on October 13, 2020, the Record Date for the Annual Meeting, will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 194,558,126 shares of Class A common stock and 11,508,862 shares of Class B common stock outstanding and entitled to vote, together referred to as our common stock.
Stockholder of Record: Shares Registered in Your Name
If, as of the close of business on the Record Date, your shares of common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (the “Transfer Agent”), then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, as of the close of business on the Record Date, your shares of common stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting. Since you are not the stockholder of record, you may vote your shares online during the Annual Meeting only by following the instructions from your broker, bank or other agent.

What matters am I voting on?
There are three matters scheduled for a vote:
•	Election of three Class I directors to hold office until the annual meeting of stockholders to take place after the end of fiscal year ending July 31, 2023;
•	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2021; and
•	The approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers.
How do I vote?
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online during the Annual Meeting, vote by proxy through the Internet, vote by proxy over the telephone, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend online and vote during the meeting. In such case, your previously submitted proxy will be disregarded.
•	To vote online during the Annual Meeting, follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/NTNX2020, starting at 9:00 a.m., Pacific Time, on December 11, 2020.
•	To vote online before the Annual Meeting, go to www.proxyvote.com.
•
To vote by toll-free telephone, call 1-800-690-6903 if you are a stockholder of record or 1-800-454-8683 if you are a “beneficial” stockholder (be sure to have your Notice or proxy card in hand when you call).

•	To vote by mail, simply complete, sign and date the proxy card or voting instruction card, and return it promptly in the envelope provided.
If we receive your vote by Internet or phone or your signed proxy card up until 11:59 p.m., Eastern Time, the day before the Annual Meeting, we will vote your shares as you direct.
To vote, you will need the control number. The control number will be included in the Notice, or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name”.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in such notice to ensure that your vote is counted. To vote online during the meeting, you must follow the instructions from your broker, bank or other agent.
Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your Internet access.
Can I change my vote?
Yes. Subject to the voting deadlines above, if you are a stockholder of record, you may revoke your proxy at any time before the close of voting using one of the following methods:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the Internet.
•	You may send a written notice that you are revoking your proxy to our Secretary at 1740 Technology Dr., Suite 150, San Jose, California 95110.

•	You may attend and vote online during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by such party.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote during the Annual Meeting, or through the Internet, by telephone or by completing your proxy card before the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
Broker non-votes occur when (1) a broker or other nominee holds shares for a beneficial owner, (2) the beneficial owner has not given the respective broker specific voting instructions, (3) the matter is non-routine in nature, and (4) there is at least one routine proposal presented at the applicable meeting of stockholders (such as Proposal 2 at this Annual Meeting). Under applicable rules, a broker or other nominee has discretionary voting power only with respect to proposals that are considered “routine,” but not with respect to “non-routine” proposals. Broker non-votes are considered present for purposes of determining the presence of a quorum so long as the shares represented by a broker or other nominee who holds shares for a beneficial owner, where the beneficial owner has not given the respective broker or other nominee specific voting instructions, can be voted for, against or in abstention for at least one proposal presented at the Annual Meeting. Since there is one routine proposal presented at the Annual Meeting (Proposal 2) on which brokers and other nominees have such discretionary voting power, broker non-votes will be counted for quorum purposes at the Annual Meeting. Broker non-votes will not be counted for purposes of determining the number of votes cast on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.
Abstentions represent a stockholder's affirmative choice to decline to vote on a proposal, and occur when shares present at the meeting are marked “abstain.” Abstentions are counted for purposes of determining whether a quorum is present and are also counted as votes against a proposal in cases where approval of the proposal requires the votes from the holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal (Proposals 2 and 3).
Proposals 1 and 3 are non-routine matters, so your broker or nominee may not vote your shares on Proposals 1 or 3 without your instructions. Proposal 2, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2021, is a routine matter so your broker or nominee may vote your shares on Proposal 2 even in the absence of your instruction. Please instruct your bank, broker or other agent to ensure that your vote will be counted.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted FOR the election of all three nominees for Class I director, FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2021, and FOR the approval of the compensation of our Named Executive Officers. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
How many votes do I have?
Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to ten votes per share of Class B common stock. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors.

How do I find out whether I have Class A common stock or Class B common stock?
If you are unsure whether you hold shares of Class A common stock or Class B common stock, contact our stock administrator at stocks@nutanix.com.
How many votes are needed to approve each proposal and how are the votes counted?
•
Proposal 1: Directors are elected by a plurality vote. Therefore, the three director nominees for Class I receiving the highest number of FOR votes will be elected. You may vote FOR or WITHHOLD on each of the nominees for election as director. WITHHOLD votes and broker non-votes have no legal effect on the election of directors.

•
Proposal 2: The ratification of the selection of our independent registered public accounting firm for the fiscal year ending July 31, 2021 must receive FOR votes from the holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. You may vote FOR, AGAINST, or ABSTAIN with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect as a vote on the outcome of this proposal.

•
Proposal 3: The approval, on an advisory basis, of the compensation of our Named Executive Officers must receive FOR votes from the holders of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. You may vote FOR, AGAINST, or ABSTAIN with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our board of directors values stockholders' opinions. The compensation committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders' concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.

Who counts the votes?
We have engaged Broadridge Financial Solutions (“Broadridge”) as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet (either prior to or during the Annual Meeting) or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.
Who is paying for this proxy solicitation?
We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
When are stockholder proposals due for next year's annual meeting?
Requirements for stockholder proposals to be brought before an annual meeting.
Our amended and restated bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Secretary at Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, CA 95110. No stockholders provided timely notice of a director nomination or other proposal for this 2020 Annual Meeting, thus no other matters will be presented for consideration at the Annual Meeting other than the proposals set forth in this proxy statement. To be timely for the

2021 annual meeting of stockholders, a stockholder's notice must be delivered to or mailed and received by our Secretary at our principal executive offices not later than September 11, 2021 nor earlier than August 12, 2021. A stockholder's notice to the Secretary must also set forth the information required by our amended and restated bylaws.
Requirements for stockholder proposals to be considered for inclusion in our proxy materials.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at the 2021 annual meeting of stockholders must be received by us no later than June 28, 2021 in order to be considered for inclusion in our proxy materials for that meeting.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the aggregate voting power of the shares of common stock issued, outstanding and entitled to vote are present in person at the meeting or represented by proxy.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or the stockholders entitled to vote at the Annual Meeting that are present in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
We expect that preliminary voting results will be announced during or shortly following the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on the Notices to ensure that all your shares are voted.
What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent.
To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
Nutanix, Inc.
Attention: Investor Relations
1740 Technology Drive, Suite 150
San Jose, California 95110

CORPORATE GOVERNANCE AT NUTANIX
Nutanix is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders. Our board of directors has adopted corporate governance guidelines that set forth the role of our board of directors, director independence standards, board structure and functions, director selection considerations, and other governance policies. In addition, our board of directors has adopted written charters for its standing committees (audit, compensation, and nominating and corporate governance), as well as a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our nominating and corporate governance committee reviews the corporate governance guidelines annually, and recommends changes to our board of directors as warranted. The corporate governance guidelines, the committee charters, and the code of business conduct and ethics, and any waivers or amendments to the code of business conduct and ethics, are all available on our investor relations website (http://ir.nutanix.com) in the “Governance” section.
BOARD OF DIRECTORS AND ITS COMMITTEES
Current Composition of the Board of Directors and its Committees
Name	Age	Position/Office Held With Nutanix	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Independent	Tenure
Class I directors whose terms expire at this Annual Meeting
Susan L. Bostrom	60	Director		Member*		✔	3 years
Steven J. Gomo	68	Director	Chair		Member	✔	5 years
Max de Groen	35	Director				✔	< 1 year
Jeffrey T. Parks	39	Director		Chair*		✔	7 years

Class II directors whose terms expire at the annual meeting of stockholders after the end of fiscal 2021
Craig Conway	66	Director			Member	✔	3 years
Virginia Gambale	61	Director	Member		Chair	✔	< 1 year
Brian Stevens	57	Director				✔	1 year

Class III directors whose terms expire at the annual meeting of stockholders after the end of fiscal 2022
Sohaib Abbasi	64	Lead Independent Director	Member			✔	< 1 year
David Humphrey	43	Director				✔	< 1 year
Ravi Mhatre	53	Director		Member		✔	10 years
Dheeraj Pandey	45	CEO and Chairman					11 years
*
Mr. Parks has elected not to stand for re-election as a Class I director. If re-elected, Ms. Bostrom is expected to succeed him as the Chair of the Compensation Committee when Mr. Parks' term expires at the Annual Meeting.

Director Independence
Our Class A common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). Under the listing requirements and rules of Nasdaq, a majority of our board of directors must be comprised of independent directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Compensation committee members must not have a relationship with us that is material to the director's ability to be independent from management in connection with the duties of a compensation committee member. Additionally, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule  10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that each of Mses. Bostrom and Gambale and Messrs. Abbasi, Conway, de Groen, Gomo, Humphrey, Mhatre, Parks, and Stevens, representing ten of our eleven current directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and were “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.
Board Leadership
Our nominating and corporate governance committee periodically considers the leadership structure of our board of directors and makes such recommendations to our board of directors as our nominating and corporate governance committee deems appropriate. Our corporate governance guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, the independent directors may designate a “lead independent director.”
Currently, our board of directors believes that it is in the best interests of our company and our stockholders for our Chief Executive Officer (“CEO”), Mr. Pandey, to serve as both CEO and Chairman given his knowledge of our company and industry and his strategic vision. Because Mr. Pandey has served and continues to serve in both these roles, our board of directors has appointed a lead independent director. Mr. Mhatre served as our lead independent from the time of our IPO until October 2020, and in October 2020, our board of directors appointed Mr. Abbasi as lead independent director. As lead independent director, Mr. Abbasi will preside at all meetings of the board of directors at which the Chairman is not present, preside over executive sessions of our independent directors, serve as a liaison between our Chairman and our independent directors and perform such additional duties as our board of directors may otherwise determine and delegate. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors and sound corporate governance policies and practices.
The Company has announced that Mr. Pandey intends to resign as CEO once his successor has been identified and duly appointed. The board is actively engaged in the CEO search process and we expect to appoint a new CEO in a timely manner. Mr. Pandey's term as CEO is not expected to extend past January 31, 2021.
Executive Sessions of Non-Employee Directors
In order to encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or company management on a periodic basis, no less than twice a year. Our lead independent director is the presiding director at these meetings.
Communications with our Board of Directors
Stockholders or interested parties who wish to communicate with our board of directors or with an individual director may do so by mail to our board of directors or the individual director, care of our Chief Legal Officer at 1740 Technology Dr., Suite 150, San Jose, CA 95110. The communication should indicate that it contains a stockholder or interested party communication. In accordance with our corporate governance guidelines, all such communication will be reviewed by the Chief Legal Officer, in consultation with appropriate directors as necessary, and, if appropriate, will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to the Chairman of our board of directors.

Committees of the Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, which have the composition and responsibilities described below. Our board of directors may establish other committees to facilitate the management of our business. Copies of the charters of the audit, compensation, and nominating and corporate governance committees are available in the “Governance” section of our investor relations website (http://ir.nutanix.com). Members serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Our audit committee is comprised of Ms. Gambale and Messrs. Gomo and Abbasi, each of whom is a non-employee member of our board of directors. Mr. Gomo is the Chair of our audit committee. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of Nasdaq and the SEC. Our board of directors has also determined that Mr. Gomo qualifies as an “audit committee financial expert,” as defined in the SEC rules, and satisfies the financial sophistication requirements of Nasdaq. The audit committee is responsible for, among other things:
•	selecting and hiring our independent registered public accounting firm;
•	evaluating the performance and independence of our registered public accounting firm;
•	pre-approving the audit and any non-audit services to be performed by our independent registered public accounting firm;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;
•
reviewing and discussing with management and the independent registered public accounting firm, our audited and quarterly unaudited financial statements, the results of our annual audit, and our publicly filed reports;

•
reviewing and discussing with management and the independent registered public accounting firm, our major financial risk exposures and steps managements has taken to monitor and control those exposures;

•	reviewing and overseeing any related-person transactions; and
•	preparing the audit committee report in our annual proxy statement.
Compensation Committee
Our compensation committee is comprised of Ms. Bostrom and Messrs. Mhatre and Parks, each of whom is a non-employee member of our board of directors. Mr. Parks is the Chair of our compensation committee. Mr. Parks has elected not to stand for re-election as a Class I director, and therefore his current term of office will expire at the Annual Meeting. Upon and effective as of the expiration of Mr. Parks' term of office as a member of our board of directors at the Annual Meeting, Ms. Bostrom will succeed Mr. Parks as the Chair of our compensation committee, if re-elected.
Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the rules of Nasdaq and the SEC, and is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The compensation committee is responsible for, among other things:
•
reviewing and approving our CEO's and other executive officers' annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change of control agreements, and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy, compensation plans and benefits programs; and
•	reviewing the compensation disclosures in our annual proxy statement.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee have been an officer or employee of our company. None of our executive officers currently serve, or during fiscal 2020 have served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is comprised of Ms. Gambale and Messrs. Conway and Gomo, each of whom is a non-employee member of our board of directors. Ms. Gambale serves as the Chair of the committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence under the rules of Nasdaq. The nominating and corporate governance committee is responsible for, among other things:
•	determining the qualifications required to be a member of the board of directors and recommending to the board of directors the criteria to be considered in selecting director nominees;
•	evaluating and making recommendations regarding the composition, organization and governance of our board of directors and its committees;
•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
•	developing and monitoring a set of corporate governance guidelines; and
•	reviewing and approving conflicts of interest of our directors and officers, other than related-person transactions reviewed by the audit committee.
Other Committees
Pursuant to our amended and restated bylaws, the board of directors may designate other standing or ad hoc committees to serve at the discretion of the board of directors from time to time. For example, the board of directors has delegated certain authority to a mergers and acquisitions committee (comprised of Messrs. Conway, Gomo and Mhatre), an equity award committee (comprised of Mr. Pandey), and a technology and product committee (comprised of Messrs. Abbasi, Pandey and Stevens).
Board and Committee Meetings and Attendance
Our board of directors is responsible for the oversight of company management and strategy and for establishing corporate policies. Our board of directors and its committees meet throughout the year on a regular basis and also hold special meetings and act by written consent from time to time. Our board of directors met twelve times (including regularly scheduled and special meetings) during our last fiscal year. The audit committee met nine times during our last fiscal year. The compensation committee met eight times during our last fiscal year. The nominating and corporate governance committee met five times during our last fiscal year. During our last fiscal year, each director attended 75% or more of the aggregate of the meetings of our board of directors and of the committees on which he or she served at the time.
We encourage our directors and nominees for director to attend our annual meeting of stockholders but do not require that they attend. Seven of our nine then-incumbent directors attended our 2019 annual meeting of stockholders.
Risk Oversight
Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. Our board of directors, as a whole, is responsible for determining the appropriate level of risk for Nutanix, assessing the specific risks that we face and reviewing management's strategies for adequately mitigating and managing the identified risks. Although our board of directors is responsible for administering this risk management oversight function, the committees of our board of directors support our board of directors in discharging its oversight duties and addressing risks inherent in their respective areas.
Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether our compensation philosophy and practices have the potential to encourage excessive risk-taking and evaluates compensation policies and practices that could mitigate such risks.
At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board of directors and its committees with respect to the most significant risks that could affect our business, such as legal, financial, tax and audit related risks. In addition, among other matters, management provides our audit committee with periodic reports on our compliance programs and investment policy and practices.
NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee's charter, our policies, our amended and restated certificate of incorporation and amended and restated bylaws, our corporate governance guidelines, the criteria adopted by our board of directors regarding director candidate qualifications, and the requirements of applicable law. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and amended and restated bylaws, using the same criteria to evaluate all such candidates. A stockholder that wishes to recommend a candidate for election to the board of directors may send a letter directed to our Chief Legal Officer at 1740 Technology Drive, Suite 150, San Jose, CA 95110. The letter must include, among other things, the candidate's name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, and information regarding any relationships between the candidate and Nutanix. Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth above under “Questions and Answers About Proxy Materials and Voting” and in our amended and restated bylaws.
Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the nominating and corporate governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Bain Board Nomination Rights
In August 2020, we entered into an investment agreement (as amended in September 2020, the “Investment Agreement”) with BCPE Nucleon (DE) SPV, LP (collectively with its affiliates, “Bain”) relating to the issuance and sale to Bain of $750 million in an initial aggregate principal amount of our 2.50% convertible senior notes due 2026 (the “Notes”). Pursuant to the Investment Agreement, in September 2020, we appointed two Bain nominees, David Humphrey and Max de Groen, to our board of directors. In addition, in general, Bain will have the right to nominate a nominee at each annual meeting or action by written consent at which the Bain designee's term as a director expires, provided, however, that if, at any time, Bain beneficially owns less than 50% of the common stock underlying the Notes (on an as-converted basis, and assuming full physical settlement), Bain will be entitled to have only one nominee designated to the Board, and if, at any time, Bain beneficially owns less than 25% of the common stock underlying the Notes (on an as-converted basis, and assuming full physical settlement), Bain will not be entitled to have any nominee designated to the Board. Further, Bain will not have a right to nominate (i) a second member to our Board, if Bain beneficially owns less than 9.09% of all of our common stock then outstanding (on an as-converted basis, and assuming full physical settlement), even if Bain otherwise beneficially owns at least 50% of the common stock underlying the Notes (on an as-converted basis, and assuming full physical settlement), or (ii) any member to our Board, if Bain collectively beneficially owns less than 4.0% of all of our common stock then outstanding (on an as-converted basis, and assuming full physical settlement), even if Bain otherwise beneficially owns at least 25% of the common stock underlying the Notes (on an as-converted basis, and assuming full physical settlement).
Director Qualifications
With the goal of developing a diverse, experienced and highly qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.
In addition to the qualifications, qualities, and skills that are necessary to meet U.S. state and federal legal, regulatory and Nasdaq listing requirements and the provisions of our amended and restated certificate of incorporation, amended and restated bylaws, corporate governance guidelines, and charters of the board committees, the nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: (i) the highest personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee's field and the ability to exercise sound business judgment, (iii) skills that are complementary to those of the existing board of directors, (iv) the ability to assist and support management and make significant contributions to our success, and (v) an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities. When considering nominees, our nominating and corporate governance committee may take into consideration many other factors including, among other things, the candidates' character, integrity, judgment, independence, area of expertise, corporate experience, length of service, and potential conflicts of interest, the candidates' other commitments, and the size and composition of the board of directors and the needs of the board of directors and its committees. Our board of directors and nominating and corporate governance committee believe that a diverse, experienced and highly qualified board of directors fosters a robust, comprehensive and balanced decision-making process for the continued effective functioning of our board of directors and success of the Company. Accordingly, through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects diversity, factoring in gender, race, ethnicity, differences in professional background, education, skill, and experience, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience. The nominating and corporate governance committee evaluates the foregoing factors, among others, and does not assign any particular weighting or priority to any of the factors.
In evaluating potential candidates for the Board in fiscal 2020, the nominating and corporate governance committee considered the factors listed above, and utilized a search firm to identify, interview, evaluate and recommend potential candidates. Following an extensive search in which numerous highly-qualified candidates from a variety of backgrounds were considered, the nominating and corporate governance committee recommended Sohaib Abbasi and Virginia Gambale to be appointed to the Board.
The brief biographical description of each director set forth below in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
Our board of directors currently consists of eleven (11) members. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election. Pursuant to the Investment Agreement, we agreed to expand the size of the Board from nine (9) to eleven (11) and appoint two Bain nominees, David Humphrey and Max de Groen, to our Board. Our directors are divided into the three classes as follows:
•	Class I directors: Susan L. Bostrom, Steven J. Gomo, Max de Groen, and Jeffrey T. Parks, whose terms will expire at the upcoming Annual Meeting unless re-elected;
•
Class II directors: Craig Conway, Virginia Gambale, and Brian Stevens, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending July 31, 2021; and

•
Class III directors: Sohaib Abbasi, David Humphrey, Ravi Mhatre, and Dheeraj Pandey, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending July 31, 2022.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control of Nutanix.
Ms. Bostrom and Messrs. Gomo, de Groen, and Parks are currently Class I directors of Nutanix. Ms. Bostrom and Messrs. Gomo, and de Groen have each been nominated to continue to serve as Class I directors, and each of these nominees has agreed to stand for re-election at the Annual Meeting. Our management has no reason to believe that any of Ms. Bostrom and Messrs. Gomo, and de Groen will be unable to serve. If elected at the Annual Meeting, each of Ms. Bostrom and Messrs. Gomo, and de Groen would serve until the annual meeting of stockholders to be held after the end of fiscal 2023 and until his or her successor has been duly elected, or if sooner, until the director's death, resignation or removal. Due to personal reasons, Mr. Parks has elected not to stand for re-election as a Class I director, and will therefore step down from our board of directors effective as of the end of his current term of office, which will expire at the Annual Meeting. Mr. Parks' decision to not stand for re-election at the Annual Meeting is solely for personal reasons and not due to any disagreements with the Company on any matter, including relating to the Company's operations, policies or practices. In light of Mr. Parks' expected departure, our board of directors has resolved to reduce the size of the board from eleven (11) to ten (10) members, effective as of the expiration of Mr. Parks' term of office at the Annual Meeting.
Vote Required
Directors are elected by a plurality of the voting power of the shares present at the meeting or represented by proxy and entitled to vote on the election of directors. WITHHOLD votes and broker non-votes have no legal effect on the outcome. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us.
Nominees
Our nominating and corporate governance committee seeks to assemble a board of directors that, as a group, can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of background and experience in various areas. To that end, the committee has identified and evaluated nominees in the broader context of our board's overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities deemed critical to effective functioning of our board of directors. Each of the nominees listed below is currently a director. Mr. Gomo was appointed to our board of directors prior to our IPO, while Ms. Bostrom and Mr. de Groen were appointed to the board of directors in October 2017 and September 2020, respectively.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director's experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.
Nominees for Re-Election at this Annual Meeting of Stockholders
Susan L. Bostrom has served as a member of our board of directors since October 2017. Ms. Bostrom previously served as Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc. (“Cisco”), a networking equipment provider, from January 2006 to January 2011. Prior to that, from 1997 to January 2006, Ms. Bostrom served in various positions at Cisco, including Senior Vice President, Global Government Affairs and the Internet Business Solutions Group and Vice President of Applications and Services Marketing. Ms. Bostrom currently serves on the boards of directors of Anaplan, Inc., a software company, Cadence Design Systems, Inc., an electronic design software company, and ServiceNow, Inc., a company providing cloud-based solutions, as well as on the boards of directors of several private companies and non-profit organizations. Ms. Bostrom previously served as a member of the board of directors of Varian Medical Systems, Inc., a manufacturer of medical devices and software, from February 2005 until February 2019, Rocket Fuel Inc., an artificial intelligence media buying company, from February 2013 until its acquisition by Sizmek, Inc. in September 2017, and Marketo, Inc., a provider of software as a service marketing automation solutions, from May 2012 until its acquisition by Vista Equity Partners in August 2016. Ms. Bostrom holds a B.S. in Business from the University of Illinois and an M.B.A. from the Stanford Graduate School of Business. We believe that Ms. Bostrom is qualified to serve as a member of our board of directors due to her extensive experience and leadership roles in the technology industry, and her experience serving on the board of directors of several public companies.
Steven J. Gomo has served as a member of our board of directors since June 2015. Mr. Gomo served as Executive Vice President, Finance and Chief Financial Officer of NetApp, Inc., a storage and data management company from October 2004 until his retirement in December 2011, as well as Senior Vice President, Finance and Chief Financial Officer from August 2002 to September 2004. He currently serves as a member of the board of directors and chairman of the audit committee of each of Enphase Energy, Inc., a solar energy management device maker, and Micron Technology, Inc., a developer and manufacturer of semiconductor memory products, as well as a member of the board of directors of Solaria, a provider of advanced solar energy products, since October 2019. Mr. Gomo also previously served on the board of directors of NetSuite Inc., a business management software company, from March 2012 until it was acquired by Oracle Corporation in November 2016. Mr. Gomo also served on the board of directors of SanDisk Corporation, a flash memory storage solutions and software company, from December 2005 until the company was acquired by Western Digital Corporation in May 2016. Mr. Gomo holds a B.S. in Business Administration from Oregon State University and an M.B.A. from Santa Clara University. We believe Mr. Gomo is qualified to serve as a member of our board of directors because of his substantial corporate governance, operational and financial expertise gained from holding various executive positions at publicly-traded technology companies and from serving on the board of directors of several public companies.
Max de Groen has served as a member of our board of directors since September 2020. Mr. de Groen joined Bain Capital Private Equity in 2010 and is currently a managing director in the Technology, Media & Telecommunications Vertical of Bain. Prior to joining Bain Capital Private Equity, Mr. de Groen was at The Boston Consulting Group, where he consulted in the technology, financial services, and healthcare practice areas. Mr. de Groen currently serves on the board of directors of several private companies. Mr. de Groen holds a B.S. in Finance from the University of Minnesota and an M.B.A. from Harvard Business School. We believe Mr. de Groen is qualified to serve as a member of our board of directors because of his significant corporate finance and business expertise gained from his experience in the venture capital and IT industries, including his time spent serving on the boards of directors of technology companies.
Directors Continuing in Office Until the Annual Meeting of Stockholders After the End of the Fiscal Year Ending July 31, 2021
Craig Conway has served as a member of our board of directors since October 2017. Mr. Conway previously served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company, from 1999 to 2004. Mr. Conway currently serves on the board of directors of Salesforce.com, a cloud-based customer relationship management company. Mr. Conway previously served as a director of Advanced Micro Devices, Inc., a semiconductor company, from September 2009 until May 2013, and Guidewire Software, Inc., a provider of software products to insurance companies, from December 2010 until January 2019. Mr. Conway holds a B.S. in Computer Science and Mathematics from the State University of New York at Brockport. We believe that Mr. Conway is qualified to serve as a member of our board of directors based on his extensive and broad management experience, gained from his background as the president and chief executive officer of multiple technology companies and from serving on the board of directors of several public companies.
Virginia Gambale has served as a member of our board of directors since June 2020. Ms. Gambale is Managing Partner of Azimuth Partners LLC, a technology advisory firm facilitating the growth and adoption of emerging technologies for financial services, consumer and technology companies. Prior to founding Azimuth Partners in 2003, Ms. Gambale held senior management positions at Merrill Lynch, Bankers Trust, Deutsche Bank and Marsh & McLennan. She was also the Head of Deutsche Bank Strategic Ventures, and subsequently a General Partner at Deutsche Bank Capital and ABS Ventures until founding Azimuth Partners. Ms. Gambale has also served on the boards of directors of: JetBlue Airways Corp., a commercial airline, since May 2006; First Derivatives plc, a provider of software and consulting services, since March 2015; Regis Corporation, an owner and operator of hairstyling and hair care salons, since February 2018; Virtu Financial, Inc., a financial services company, since January 2020; and Core BTS, an IT solutions consulting and managed services provider, since July 2020. She also previously served on numerous international public and private boards including Piper Jaffray, Workbrain, Synchronoss Technologies and IQ Financial. Ms. Gambale holds a B.S. Degree in Mathematics and Computer Science from the New York Institute of Technology. We believe Ms. Gambale is qualified to serve as a member of our board of directors because of her extensive prior experience in senior leadership positions in finance and technology, as well as her time spent serving on the boards of numerous public and private companies.
Brian M. Stevens has served as a member of our board of directors since June 2019. Mr. Stevens has served as Executive Chairman of Neural Magic, a private machine learning company, since July 2019, and as a member of the board of directors of Genpact Limited since May 2020. He previously served as Chief Technology Officer from April 2017 to May 2019 and as Vice President of Product from September 2014 to May 2019 of Google Cloud, where he was responsible for leading the technology vision for Google's public cloud offering. Prior to Google, from November 2001 until September 2014, Mr. Stevens served in various positions at Red Hat, Inc., an open source solutions company, including as Chief Technology Officer and Executive Vice President of Worldwide Engineering from September 2013 until September 2014. Mr. Stevens has also served on various boards in the past including the American Red Cross, IEEE, Pentaho, Data Gravity, and the Open Stack Foundation. He holds a B.S. in Computer Science from the University of New Hampshire and an M.S. in Computer Systems from Rensselaer Polytechnic Institute. We believe Mr. Stevens is qualified to serve as a member of our board of directors because of his extensive business experience and expertise in our industry, gained from his substantial leadership roles as well as his time spent serving on the boards of other technology companies.
Directors Continuing in Office Until the Annual Meeting of Stockholders After the End of the Fiscal Year Ending July 31, 2022
Sohaib Abbasi has served as a member of our board of directors since March 2020. Mr. Abbasi has also served as a Senior Advisor at TPG Capital and Balderton Capital since July 2017 and January 2018, respectively. From 2004 to August 2015, Mr. Abbasi served as the Chief Executive Officer of Informatica Corporation, a data integration company, where he also served as Chair and a member of the board of directors from 2004 to December 2015. From 1982 to 2003, Mr. Abbasi served in various roles at Oracle Corporation, most recently as a member of Oracle's executive committee and as senior vice president of two major divisions, Oracle Tools and Oracle Education. Mr. Abbasi has also served on the boards of McAfee, a security software company, since November 2018, and StreamSets, an enterprise data operations platform company, since August 2017, and as chairman of the board of directors of Peakon, a provider of employee success platform, since June 2020. Mr. Abbasi holds both a B.S. and M.S. in Computer Science from the University of Illinois at Urbana-Champaign. We believe Mr. Abbasi is qualified to serve as a member of our board of directors because of his extensive business experience and expertise in our industry, gained from his executive leadership roles in our industry as well as his time spent serving on the boards of other technology companies.
David Humphrey has served as a member of our board of directors since September 2020. Mr. Humphrey joined Bain Capital Private Equity Since 2001 and is currently a managing director in the Technology, Media & Telecommunications Vertical and Co-Head of Bain's North America Private Equity business. Prior to joining Bain Capital Private Equity, Mr. Humphrey was an investment banker at Lehman Brothers' mergers & acquisitions group, where he advised companies on mergers and acquisitions across a range of industries. Mr. Humphrey has served on the board of NortonLifeLock Inc. (fka Symantec Corp) since August 2016. He also served on the board of Genpact Ltd. from October 2012 to November 2019 and on the board of Bright Horizons Family Solutions, Inc. from May 2008 to June 2017. Mr. Humphrey currently also serves on the board of directors of several private companies. Mr. Humphrey holds a B.A. in Economics from Harvard College and an M.B.A. from Harvard Business School. We believe Mr. Humphrey is qualified to serve as a member of our board of directors because of his significant corporate finance and business expertise gained from his experience in the venture capital and IT industries, including his time spent serving on the boards of directors of various technology companies.
Ravi Mhatre has served as our lead independent director since August 2015, and as a member of our board of directors since July 2010. Mr. Mhatre co-founded Lightspeed Venture Partners, a global technology venture capital firm, and has served as Managing Director of Lightspeed Venture Partners since August 1999. He currently serves on the board of directors of several private companies. Mr. Mhatre holds a B.S. in Electrical Engineering and a B.A. in Economics from Stanford University and an M.B.A. from Stanford University’s Graduate School of Business. We believe Mr. Mhatre is qualified to serve as a member of our board of directors because of his significant corporate finance and business expertise gained from his experience in the venture capital and IT industries, including his time spent serving on the boards of directors of various technology companies. We also value his perspective as a representative of one of our largest stockholders.
Dheeraj Pandey co-founded our company and has served as our Chief Executive Officer and as the Chairman of our board of directors since our inception in September 2009, as well as our President from September 2009 until February 2016. Prior to co-founding our company, Mr. Pandey served as Vice President, Engineering at Aster Data Systems (now Teradata Corporation), a data management and analysis software company, from February 2009 to September 2009 and as its Director of Engineering from September 2007 to February 2009. Mr. Pandey has also served as a director of the board and an audit committee member of Adobe Inc., a multinational computer software company, since January 2019. Mr. Pandey holds a B. Tech. in Computer Science from the Indian Institute of Technology, Kanpur, a M.S. in Computer Science from the University of Texas at Austin and was a Graduate Fellow of Computer Science in the Ph.D. program at the University of Texas at Austin. We believe that the perspective and experience that Mr. Pandey brings as our Chief Executive Officer and Chairman uniquely qualify him to serve on our board of directors.
Non-Continuing Director
Jeffrey T. Parks has served as a member of our board of directors since December 2013. Mr. Parks co-founded and has been a general partner of Riverwood Capital, a private equity firm, since January 2008. Mr. Parks currently serves on the board of directors of several privately-held companies. Prior to co-founding Riverwood Capital, Mr. Parks served as an investment executive with KKR & Co. L.L.P., a private equity firm, as an investment professional in the Principal Opportunities Fund at Oaktree Capital Management, an asset management firm, and as an investment banker at UBS, a global financial services company. Mr. Parks holds dual B.A. degrees in Economics and Mathematics from Pomona College, where he currently serves on the Board of Trustees. We believe Mr. Parks is qualified to serve as a member of our board of directors because of his extensive corporate governance and management experience with technology companies, including as a director and private equity investor.
Our board of directors recommends a vote FOR each Class I director nominee above.

DIRECTOR COMPENSATION
Fiscal 2020 Director Compensation Table
The following table provides information for all compensation awarded to, earned by or paid to each person who served as a non-employee director in the fiscal year ended July 31, 2020. Messrs. de Groen and Humphrey were appointed to our board of directors on September 24, 2020, and did not serve on our board for any portion of our fiscal 2020 or receive any compensation from us during our fiscal 2020. Mr. Pandey, our CEO and Chairman, did not receive additional compensation for his service as a director. The compensation received by Mr. Pandey as an employee is shown in “Executive Compensation - Executive Compensation Tables - Fiscal 2020 Summary Compensation Table.”
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sohaib Abbasi(2)	—	144,776	—	—	—	—	144,776
Susan L. Bostrom(3)	—	270,581	—	—	—	—	270,581
Craig Conway(3)	—	265,472	—	—	—	—	265,472
Virginia Gambale(4)	—	202,037	—	—	—	—	202,037
Steven J. Gomo	—	390,195	—	—	—	—	390,195
John McAdam(5)	—	—	—	—	—	—	—
Ravi Mhatre	—	377,804	—	—	—	—	377,804
Jeffrey T. Parks	—	370,141	—	—	—	—	370,141
Michael P. Scarpelli(6)	—	362,477	—	—	—	—	362,477
Brian M. Stevens	—	336,932	—	—	—	—	336,932
(1)
The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units (“RSUs”), granted, as computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2020, filed with the SEC on September 23, 2020. These amounts do not necessarily correspond to the actual value that may be recognized by the director upon the vesting of such awards.

(2)	Mr. Abbasi joined our board of directors on March 19, 2020 and received a prorated annual grant under our current amended and restated outside director compensation policy.
(3)
As described below in the section titled “Corporate Governance at Nutanix - Director Compensation - Non-Employee Director Compensation Policy,” under our current amended and restated outside director compensation policy, each non-employee director who holds an initial grant with a multi-year vesting schedule, any portion of which is unvested as of the date of an annual meeting of stockholders, will be granted an award of RSUs with a total dollar annual award value equal to $255,000 for his or her service as a member of our board of directors. Ms. Bostrom and Mr. Conway each received their initial grants in October 2017 when they joined our board of directors, and a portion thereof remained unvested as of December 13, 2019, the date of our 2019 annual meeting. Therefore, Ms. Bostrom and Mr. Conway each received an annual award with a total dollar value equal to $255,000.

(4)
Ms. Gambale joined our board of directors on June 3, 2020 and received a prorated annual grant under our current amended and restated outside director compensation policy. The amounts reported do not include the Ms. Gambale’s interest in the transactions under a previously-terminated consulting agreement (the “Consulting Agreement”) between the Company and Azimuth Partners, LLC (“Azimuth”). Ms. Gambale serves as the Managing Partner of Azimuth. The Consulting Agreement was terminated on June 3, 2020, prior to Ms. Gambale’s appointment to the Board (the “Termination Time”). Prior to the Termination Time and under the terms of the Consulting Agreement, Azimuth received certain cash retainer fees and, on June 9, 2017, Ms. Gambale was personally granted certain RSUs representing the right to receive the same number of shares of the Company's Class A common stock upon vesting. Since the beginning of the Company's last fiscal year, which began on August 1, 2019, Ms. Gambale’s interest in the transactions under the Consulting Agreement amounted to, in the aggregate, approximately $63,110, consisting of: (1) aggregate cash retainer fees of approximately $50,000 paid to Azimuth, whose interest in the transaction is being wholly attributed to Ms. Gambale as its Managing Director; and (2) $13,110, representing the aggregate grant date fair market value of 750 RSUs that vested from August 1, 2019 until the Termination Time. All remaining unvested RSUs previously granted to Ms. Gambale under the Consulting Agreement were terminated and cancelled as of the Termination Time.
(5)	Mr. McAdam retired from our board of directors at our 2019 annual meeting on December 13, 2019.
(6)	Mr. Scarpelli resigned from our board of directors effective as of June 3, 2020.
Our non-employee directors held the following outstanding option and RSU awards as of July 31, 2020. The table excludes Messrs. de Groen and Humphrey, who were appointed to our board of directors on September 24, 2020 and did not serve on our board for any portion of our fiscal 2020. Neither Mr. de Groen nor Humphrey held any outstanding option or RSU awards as of July 31, 2020. The table also excludes Mr. Pandey, whose outstanding awards are reflected in the section titled “Executive Compensation - Executive Compensation Tables - Outstanding Equity Awards at Fiscal 2020 Year-End Table.”
Name	# of Outstanding Options (in shares)	# of Outstanding RSUs (in shares)
Sohaib Abbasi(1)	—	10,297
Susan L. Bostrom	—	14,242
Craig Conway	—	14,086
Virginia Gambale(2)	—	8,359
Steven J. Gomo	—	10,834
John McAdam(3)	—	—
Ravi Mhatre	—	11,536
Jeffrey T. Parks	—	11,302
Michael P. Scarpelli(4)	75,000	—
Brian M. Stevens	—	10,288
(1)	Mr. Abbasi joined our board of directors on March 19, 2020.
(2)	Ms. Gambale joined our board of directors on June 3, 2020.
(3)	Mr. McAdam retired from our board of directors at our 2019 annual meeting on December 13, 2019.
(4)	Mr. Scarpelli resigned from our board of directors effective as of June 3, 2020.
Non-Employee Director Compensation Policy
Under our non-employee director compensation policy, which was last approved by the Board in October 2018, our non-employee directors are compensated entirely through equity awards, which the board of directors believes best aligns the interests of our directors with the long-term interests of our stockholders. Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending board and committee meetings.
The compensation committee of our board of directors reviews the total compensation of our non-employee directors and each element of our non-employee director compensation policy annually. At the direction of the compensation committee, Compensia, Inc. (“Compensia”), a nationally recognized compensation consulting firm, annually analyzes the competitive position of our non-employee director compensation policy against the peer group used for executive compensation purposes. For a more detailed description of the role of Compensia, our independent compensation consultant, please refer to the section titled “Executive Compensation - Compensation Discussion and Analysis - Discussion of Our Fiscal 2020 Executive Compensation Program - Compensation-Setting Process - Role of Compensation Consultant.” In August 2019, Compensia reviewed the competitive position of the compensation for non-employee directors and did not recommend making any changes given our competitive positioning relative to our peers. As a result, our director compensation program remained unchanged for fiscal year 2020.
Pursuant to the policy, our non-employee directors will receive the RSU awards described below. In the event of a change of control, each RSU award granted pursuant to the policy may be subject to accelerated vesting in accordance with the terms of the 2016 Equity Incentive Plan.

Annual Grant
On the date of each annual meeting of our stockholders, each non-employee director will be granted an award of RSUs with a total dollar value (the “Annual Award Value”), based on board and committee service as follows:
Board Member	$330,000
Lead Independent Director	$20,000
Committee Awards	Chair	Member
Audit	$25,000	$12,500
Compensation	$20,000	$10,000
Nominating and Corporate Governance	$10,000	$5,000
Notwithstanding the above, on the date of each annual meeting of our stockholders, each non-employee director who holds an initial grant with a multi-year vesting schedule (each, an “Initial Grant”), any portion of which is unvested as of the date of such annual meeting (each, a “Currently Vesting Director”), will be granted an award of RSUs with the portion of the Annual Award Value for service as a Board member equal to $255,000.
Each such annual RSU grant will vest in full on the earlier of (i) the day prior to the next annual meeting held after the date of grant or (ii) the one-year anniversary of the date of grant, in each case subject to the non-employee director continuing to provide service as a director through the applicable vesting date.
Prorated Grants
For Currently Vesting Directors. Upon the completion of the vesting of an Initial Grant, a Currently Vesting Director will receive a RSU award with a total dollar value equal to a prorated portion of $75,000, based on the number of days between the first day of the week in which the grant is made and the day prior to the next annual meeting of our stockholders.
For New Directors. New directors will receive a RSU award with a total dollar value equal to a prorated portion of the Annual Award Value, based on the number of days between the first day of the week in which the grant is made and the day prior to the next annual meeting of our stockholders.
Each such prorated RSU grant will vest in full on the day prior to the next annual meeting held after the date of grant, in each case subject to the non-employee director continuing to provide service as a director through the applicable vesting date.
Stock Ownership Guidelines
Our stock ownership guidelines provide that each non-employee director is expected to attain a minimum share ownership position with an aggregate value equal to the value of his or her annual equity award for service on the board of directors (not including any equity awards for serving as lead independent director or a member or chair of any committees) as follows: (i) for existing directors other than Ms. Gambale and Messrs. Abbasi, de Groen, Humphrey, and Stevens, by this Annual Meeting, (ii) for Mr. Stevens, who joined our board of directors in June 2019, by the annual stockholders meeting to occur after our fiscal year ending July 31, 2022, (iii) for each of Ms. Gambale and Messrs. Abbasi, de Groen and Humphrey, who joined our board of directors in June 2020, March 2020, September 2020, and September 2020, respectively, by the annual stockholders meeting to occur after our fiscal year ending July 31, 2024, and (iv) for any new directors, by the fourth annual stockholders meeting after the date such director joined the board of directors.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the executive officer and director compensation arrangements discussed in the sections titled “Corporate Governance at Nutanix - Director Compensation” and “Executive Compensation,” the following is a description of each transaction since August 1, 2019 and each currently proposed transaction in which:
•	we have been or are to be a participant;
•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, nominees for election as directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or entities affiliated with them, or any immediate family members of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Transactions with Directors and Officers
In August 2020, we entered into the Investment Agreement with Bain relating to the issuance and sale to Bain of $750 million in an initial aggregate principal amount of the Notes. The Notes were issued on September 24, 2020. In accordance with the Investment Agreement, Mr. Humphrey, a managing director of Bain, and Mr. de Groen, a managing director of Bain, were appointed to our board of directors.
In July 2019, we entered into an agreement with Snowflake Inc. (“Snowflake”), a company that provides cloud-based solutions, for which one of our former non-employee directors, Michael P. Scarpelli, serves as the Chief Financial Officer. Pursuant to the agreement, we purchased Snowflake products and services over an initial 12-month term starting in August 2019 for a total value of approximately $375,000. Since August 1, 2019, we purchased approximately $273,000 of products and services from Snowflake under this agreement. Mr. Scarpelli joined Snowflake in August 2019 after we had entered into the agreement with Snowflake, and had no involvement in the negotiation of the agreement. Mr. Scarpelli resigned from our board of directors effective as of June 3, 2020.
Equity Awards to Executive Officers and Directors
We have granted equity awards to our Named Executive Officers. For a description of these stock awards, see the section titled “Executive Compensation - Executive Compensation Tables - Outstanding Equity Awards at Fiscal 2020 Year-End Table.”
Policies and Procedures for Related Party Transactions
We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below.
In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party's interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party's only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company's shares and the aggregate amount involved does not exceed the greater of $200,000 or 2% of the recipient's consolidated gross revenues in any fiscal year, transactions where a related party's interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.
We believe that we have executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the audit committee of our board of directors and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

AUDIT COMMITTEE MATTERS
PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has re-appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2021 and has further directed that management submit this selection for ratification by the stockholders at the Annual Meeting. Although ratification by stockholders is not required by law, we have determined that it is good practice to request ratification of this selection by the stockholders. In the event that Deloitte & Touche LLP is not ratified by our stockholders, the audit committee will review its future selection of Deloitte & Touche LLP as our independent registered public accounting firm.
Deloitte & Touche LLP audited our financial statements for the fiscal years ended July 31, 2018, 2019 and 2020. Representatives of Deloitte & Touche LLP are expected to be present during the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Our board of directors is submitting this selection as a matter of good corporate governance and because we value our stockholders' views on our independent registered public accounting firm. Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. If the stockholders fail to ratify this selection, our board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our board of directors may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Nutanix and its stockholders.
Vote Required
An affirmative vote from holders of a majority in voting power of the shares present at the meeting or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.
Principal Accountant Fees and Services
The following table provides the aggregate fees for services provided by Deloitte & Touche LLP for the fiscal years ended July 31, 2019 and 2020.
	Fiscal Year Ended July 31,
	2019	2020
Audit fees(1)	$3,470,000	$3,371,895
Audit-related fees(2)	185,000	188,000
Tax fees(3)	737,892	775,579
Total fees	$4,392,892	$4,335,474
(1)
Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, review of the interim consolidated financial statements included in our quarterly reports and services normally provided in connection with regulatory filings.

(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under “Audit Fees.”

(3)	Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

Pre-Approval Policies and Procedures
Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”), regarding auditor independence, the audit committee has responsibility for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee's approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.
All of the services provided by Deloitte & Touche LLP for our fiscal years ended July 31, 2019 and 2020 described above were pre-approved by the audit committee or our board of directors. Our audit committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant's independence.
Our board of directors recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2021.

REPORT OF THE AUDIT COMMITTEE
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended July 31, 2020 with the management of Nutanix. The audit committee has discussed with its independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the PCAOB. The audit committee has also received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants' communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm's independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in Nutanix's Annual Report on Form 10-K for the fiscal year ended July 31, 2020.
The Audit Committee
Steven J. Gomo (Chair)
Sohaib Abbasi
Virginia Gambale
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Nutanix under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OUR EXECUTIVE OFFICERS
The following is biographical information for our current executive officers not discussed above, as of the date of this proxy statement:
Name	Age	Position/Office Held With Nutanix
Dheeraj Pandey	45	Chief Executive Officer and Chairman
Duston M. Williams	62	Chief Financial Officer
David Sangster	56	Chief Operating Officer
Tyler Wall	54	Chief Legal Officer
Tarkan Maner	51	Chief Commercial Officer
Our board of directors chooses our executive officers, who then serve at the board's discretion. There are no family relationships among any of our directors or executive officers.
For biographical information regarding Mr. Pandey, please refer to the section above titled “Proposal No. 1: Election of Directors.” The Company has announced that Mr. Pandey intends to resign as CEO once his successor has been identified and duly appointed.
Duston M. Williams has served as our Chief Financial Officer since June 2014. Prior to joining us, Mr. Williams served as Chief Financial Officer for Gigamon Inc., a network security company, from March 2012 until June 2014. From March 2011 to January 2012, he served as Chief Financial Officer for SandForce, Inc., a data storage company acquired by LSI Corporation. From July 2010 to February 2011, Mr. Williams served as the Chief Financial Officer of Soraa, Inc., a solid state lighting company. From June 2006 to June 2010, Mr. Williams served as Vice President and Chief Financial Officer of Infinera Corporation, an optical networking systems provider. Mr. Williams holds a B.S. in Accounting from Bentley College and an M.B.A. from the University of Southern California.
David Sangster has served as our Chief Operating Officer since March 2019 and was our Executive Vice President, Engineering & Operations from February 2018 to March 2019, our Executive Vice President, Support & Operations from February 2016 to February 2018, our Senior Vice President, Operations from April 2014 to February 2016, and Vice President, Operations from December 2011 to April 2014. Prior to joining us, Mr. Sangster served as Vice President, Manufacturing Technology at EMC Corporation, an IT storage hardware solutions company, from July 2009 to December 2011. Mr. Sangster holds a B.S. in Mechanical Engineering from Massachusetts Institute of Technology, an M.S. in Manufacturing Systems Engineering from Stanford University and an M.B.A. in Operations and Marketing from Santa Clara University.
Tyler Wall has served as our Chief Legal Officer since November 2017. Prior to joining us, Mr. Wall was the Senior Vice President, General Counsel, at Red Book Connect, LLC, a restaurant industry SaaS and technology solutions company, from April 2014 to September 2017. Prior to that, Mr. Wall was the Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at Brocade, a supplier of networking hardware, software, and services, from 2005 to April 2014. Mr. Wall holds a B.S. in Economics from University of Utah, a J.D. from Santa Clara University - School of Law, and an M.B.A. from Santa Clara University - School of Business.
Tarkan Maner has served as our Chief Commercial Officer since November 2019. Prior to joining us, Mr. Maner served as Chairman and CEO at Nexenta Systems, Inc. from August 2013 until September 2019. Prior to Nexenta, Mr. Maner served in various leadership positions at Wyse, Dell, CA Technologies, IBM, and Sterling Software. Mr. Maner has served on the board of directors of Wheels Labs since 2018 and previously served on the boards of directors of Teradici and CloudCheckr, as well as several non-profit organizations. Mr. Maner holds a B.S. in Engineering Management from Istanbul Technical University, a Master's in Business Administration from Midwestern State University Texas, and an AMP in Business Administration from Harvard Business School.

EXECUTIVE COMPENSATION
PROPOSAL NO. 3: NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables stockholders to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers' compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.
The say-on-pay vote is advisory, and therefore not binding on us. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders' concerns, and the compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation - Compensation Discussion and Analysis,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management's interests are aligned with our stockholders' interests to support long-term value creation. Accordingly, we ask our stockholders to vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on a non-binding advisory basis, the compensation paid to the Company's Named Executive Officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the Securities Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.”
Vote Required
The non-binding advisory vote on executive compensation requires the affirmative vote of a majority of the voting power of the shares present at the meeting or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.
Our board of directors recommends a vote FOR the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, as disclosed in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS
The compensation provided to our Named Executive Officers for fiscal 2020 is set forth in detail in the “Fiscal 2020 Summary Compensation Table” and the other tables that follow in this Compensation Discussion and Analysis. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide to our Named Executive Officers. In addition, we explain how and why the compensation committee of our board of directors arrived at the specific compensation policies and decisions for our Named Executive Officers. The following are the individuals who served as our Named Executive Officers during fiscal 2020, or a portion thereof:
•	Dheeraj Pandey, Chief Executive Officer and Chairman;
•	Duston M. Williams, Chief Financial Officer;
•	David M. Sangster, Chief Operating Officer;
•	Tyler Wall, Chief Legal Officer; and
•	Tarkan Maner, Chief Commercial Officer.
Our board of directors has delegated to the compensation committee the authority and responsibility for establishing and overseeing salaries, administering the incentive compensation programs, and establishing and overseeing other forms of compensation for our executive officers, general remuneration policies for the balance of our employee population and for overseeing and administering our equity incentive and benefit plans.
EXECUTIVE SUMMARY
Our goal is to create an executive compensation program that attracts and motivates the top executives who are essential for building Nutanix into the enterprise cloud platform company that we aspire to be. Achieving this goal depends on our continued discipline as we execute on our growth strategy, transition our business to a subscription-based business model, and continue to significantly invest in our business in order to build scale and increase our leadership in our industry. Since our IPO in 2016, not only has our business has grown significantly, but we have undergone multiple business transformations - a transition away from selling hardware, followed shortly by a transition to subscription-based business model, all the way executing on a product evolution towards a true hybrid cloud platform. Maintaining this growth requires the intense focus and dedication of our executives. The velocity of our growth has also required that we recruit and retain seasoned leaders who are experienced in navigating the complexities of significant growth and who can continue to grow a company at scale. Furthermore, while we believe that these transformations, particularly the shift to a subscription-based business model, are in the best interest of our stockholders in the long run, they have created volatility, and executing on these transformations not only requires our executives to be agile in the near-term but also focused on the long-term goals of the Company. Accordingly, we continue to design and update our executive compensation programs to match the maturity, size, scale, growth, business model and continuing aspirations of our business to create value for our stockholders. We operate in a highly competitive and rapidly evolving market, and our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned top-caliber technology leaders. The market for skilled management and personnel that we seek to hire and retain is fiercely competitive, therefore our executive compensation programs are critical in supporting the growth of our business.
This executive summary provides an overview of:
•	Our fiscal 2020 business highlights;
•	Our executive compensation practices; and
•	Our Say-on-Pay vote for executive compensation and Say-on-Pay frequency vote.

Fiscal 2020 Business Highlights
In fiscal 2020, despite the ongoing COVID-19 pandemic, we made significant progress on our ongoing transition toward a subscription-based business model. Our subscription billings increased to approximately 81% of total billings in fiscal 2020, representing a year-over-year increase of 21%, and our subscription revenue reached $1.0 billion (approximately 79% of total revenue in fiscal 2020), representing a year-over-year increase of 59%. This transition toward a subscription-based business model has had, and may continue to have, adverse near-term impacts on our business, financial performance and stock price, and has resulted in shifts to our targets with respect to certain top-line metrics (such as total revenue and total billings). However, we believe we have a unique opportunity many other companies may not have, and will continue to focus on capturing this large and growing market opportunity, which requires that we continue to heavily invest in our business. In particular, our ongoing subscription transition aims to capitalize on the hybrid cloud paradigm shift in our industry and provide our customers the freedom to choose the way they consume our enterprise cloud platform based on their specific business needs. As we continue with this subscription transition, our life-of-device licensing models will be increasingly replaced by term-based licenses, thereby providing our customers with a subscription consumption option that more closely matches the way they consume third-party public cloud services and, ultimately, true license portability across hybrid cloud deployments. As a result, despite the near-term impacts, we believe that our business model transitions will help us capture a larger portion of the market and ultimately contribute to our long-term growth.
We designed the annual incentive component of our fiscal 2020 executive compensation program to align with key performance measures that we believe to be more appropriate indicators of our success through these business model transitions and more reflective of a subscription-based business model, such as the annual contract value of bookings and customer churn rate.
The COVID-19 pandemic created global economic uncertainty and was an unexpected factor in our fiscal 2020 performance. In response to the uncertainty, we undertook a number of cost savings measures, and each of our Named Executive Officers voluntarily took a temporary 10% reduction in base salary as a show of support for the Company. While the economic impact of the COVID-19 pandemic had mixed impact on our financial results, the shift to remote work amidst a global lockdown drove demand for our end-user computing offerings and further validated our vision for a hybrid cloud.
Our key financial and business results for fiscal 2020 provide context for stockholders reviewing our executive compensation disclosures, and for additional information regarding our key results for fiscal 2020, as well as a detailed discussion of the impact of our transition to a subscription-based business model on our business, financial performance, and stock price, please refer to our Annual Report on Form 10-K for our fiscal year ended July 31, 2020, as filed with the SEC on September 23, 2020, in particular, Part II, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations – Key Financial and Performance Metrics and – Factors Affecting our Performance, and Part I, Item 1A, Risk Factors.
We believe our Named Executive Officers' compensation for fiscal 2020 appropriately incentivized them to contribute to our performance and execute our business model transitions and longer-term ambitions. As we surpass $1.3 billion in total annual revenue, we have attracted and retained an executive management team of seasoned and accomplished leaders capable of driving growth at a larger scale, focusing on executing on our market opportunities, and leading us through our next phase of growth.

Executive Compensation Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure consistency with our short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2020:
What We Do	What We Don't Do

* Performance-based cash and equity incentives

* 100% independent compensation committee

* Independent compensation consultant engaged by the
   compensation committee

* Annual review of executive compensation strategy and
   risks, as well compensation practices of our peer
   group

* Equity-based executive and director compensation to
   align with the interests of our stockholders

* Multi-year vesting requirements for all time-based
   RSU awards granted to our executive officers

* Multi-year vesting requirements for any performance-
   based RSU (“PRSU”), awards granted to our
   executive officers

* Our executives participate in broad-based company
   health and welfare benefits programs alongside all
   other full-time salaried employees

* Our directors are compensated 100% with equity to
   align our directors with the long-term interests of our
   stockholders.

* Director stock ownership guidelines.

* No retirement or pension-type plans other than the
   standard 401(k) offered to all employees

* No perquisites or personal benefits, other than
   standard benefits typically received by other
   employees

* No tax gross-ups for change of control payments and
   benefits

* No short sales, hedging, or pledging of stock
   ownership positions and transactions involving
   derivatives of our common stock

* No strict benchmarking of compensation to a specific
   percentile of our peer group

Say-on-Pay Vote on Executive Compensation and Say-on-Pay Frequency Vote and Effect of Most Recent Say-on-Pay Vote
At the Annual Meeting, we will be conducting a non-binding, advisory vote on the compensation of our Named Executive Officers (the “Say-on-Pay vote”), as described in Proposal No. 3 of this proxy statement. As previously disclosed, in our annual meeting of stockholders held on December 17, 2018, our stockholders approved, on a non-binding advisory basis, to hold future stockholder advisory votes on the compensation of our Named Executive Officers every one year.
Our compensation committee considers the results of the Say-on-Pay Vote on the compensation of our Named Executive Officers and stockholder feedback on our executive compensation program as part of its annual executive compensation review. At our 2019 annual meeting of stockholders, over 92% of the votes cast approved the compensation program for our Named Executive Officers as described in our 2019 proxy statement. Based on this strong stockholder support, our compensation committee determined not to make any significant changes to our existing executive compensation program and policies. Our compensation committee currently intends to continue to consider the results of the annual advisory vote on executive compensation and stockholder feedback as data points in making executive compensation decisions.

DISCUSSION OF OUR FISCAL 2020 EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success and to align our executives with the long-term interests of our shareholders. This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of our executive compensation program. In addition, we explain how and why the compensation committee arrived at the specific compensation policies and decisions involving our executive compensation program.
Executive Compensation Philosophy
Our desire is to create a premier enterprise cloud platform software company, and our compensation philosophy is singularly focused on the achievement of that goal. We operate in a highly competitive business environment characterized by a rapidly changing market and frequent technological advances, and we expect competition among companies in our market to continue to increase. In the past several years, we have experienced a high level of growth and have focused our current business strategy on maintaining that growth at scale while also transitioning to a subscription-based business model. To successfully execute on this strategy in this dynamic environment, we need to recruit, incentivize and retain talented and seasoned leaders who are able to execute at the highest level and deliver stockholder value. We have structured our executive compensation program to align with this strategy by adopting a mix of short-term and long-term incentives, which we believe will motivate our executive officers to execute to our short-term and long-term growth strategy.
We actively compete with many other companies in seeking to attract and retain a skilled executive management team that has successfully and rapidly scaled and managed multi-billion dollar software businesses. This is especially challenging in the San Francisco Bay Area and Silicon Valley markets in which we have our headquarters, where there are a large number of rapidly expanding technology companies, especially in the software space, intensely competing for highly qualified candidates. We have responded to this intense competition for talent by implementing compensation practices designed to attract and motivate our executive officers to pursue our corporate objectives, while retaining them and incentivizing them to create long-term value for our stockholders, such that these executives can help lead us to become the premier cloud platform company we aspire to be.
Our executive compensation program combines short-term and long-term components, including salary, cash bonuses and equity awards. In particular, we have a strong belief that our employees should share in the ownership of Nutanix. Therefore, equity compensation is a significant part of our compensation packages, which we believe best aligns the interests of our employees with those of our stockholders.
Our compensation committee regularly reviews and adjusts our executive compensation program to align with the maturity, size, scale, growth and aspirations of our business. Due to the dynamic nature of our industry and our business, we expect to continue to adjust our approach to executive compensation to respond to our needs and market conditions as they evolve.
Executive Compensation Objectives
The current objectives of our executive compensation program are to:
•
Attract, motivate and retain highly qualified executive officers who have successfully and rapidly scaled other technology companies, and who possess the skills and leadership to execute on our growth strategy and business model transition, and lead us to become the company we aspire to be to deliver long-term stockholder value;

•	Reflect our growth-centric strategy, which includes significant investments for our future growth;
•	Reward our executive officers for achieving or exceeding our strategic and financial performance goals; and
•	Align the long-term goals of our executive officers and employees with those of our stockholders through a focus on ownership.

Compensation-Setting Process
Role of the Compensation Committee
Pursuant to its charter, the compensation committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our Named Executive Officers, including our CEO, reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance against the backdrop of our corporate goals and objectives, and determining the long-term incentive component of our executive compensation arrangements in light of factors related to our performance, including accomplishment of our long-term business and financial goals. For additional information about the compensation committee, see “Corporate Governance at Nutanix - Board of Directors and Its Committees - Compensation Committee” in this proxy statement.
Compensation decisions for our executive officers are made by the compensation committee, with the input of its independent compensation consultant and our CEO and management team (except with respect to their own compensation). The compensation committee periodically reviews and, as necessary, adjusts the cash and equity compensation of our executive officers with the goal of ensuring that our executive officers are properly incentivized.
The compensation committee considers compensation data from our peer group as one of several factors that inform its judgment of appropriate parameters for target compensation levels. The compensation committee, however, does not strictly benchmark compensation to a specific percentile of our peer group, nor does it apply a formula or assign relative weights to specific compensation elements. In addition, while compensation peer group data is a factor, the compensation committee is forward-looking in aligning our executive compensation program with the unique growth opportunity we believe we have, and the risks associated with pursuing the opportunity, which are not captured by reviewing peer data.
The compensation committee makes compensation decisions after the consideration of many factors, including:
•	The performance and experience of each executive officer;
•
The scope and strategic impact of the executive officer's responsibilities and the criticality of the executive officer's role to the performance of the Company and achievement of our growth strategy and transition to a subscription-based model;

•	Our past business performance and future expectations;
•	Our long-term goals and strategies;
•	The performance of our executive team as a whole;
•	For each executive officer, other than our CEO, the recommendation of our CEO based on an evaluation of his or her performance;
•	The difficulty and cost of replacing high-performing leaders with in-demand skills;
•	The tenure and past compensation levels, including existing unvested equity, of each individual;
•	The relative compensation among our executive officers; and
•	The competitiveness of compensation relative to our peer group.
The compensation committee operates under a written charter adopted by our board of directors. A copy of the charter is posted on the investor relations section of our website located at http://ir.nutanix.com.
Role of Management
The compensation committee works with members of our management team, including our CEO and our human resources, finance and legal professionals (except with respect to their own compensation). Typically, our CEO makes recommendations to our compensation committee, regularly attends compensation committee meetings and is involved in the determination of compensation for our executive officers, except that our CEO does not make recommendations as to his own compensation. Because of his direct role overseeing our executive officers, our CEO makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results and aspirations, an individual executive officer's actual contribution toward, and ability to contribute to the achievement of, these results and aspirations, and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer, as well as each individual compensation component.
Role of Compensation Consultant
The compensation committee is authorized, in its sole discretion, to retain the services of one or more compensation consultants, outside legal counsel and such other advisors as necessary to assist with the execution of its duties and responsibilities. For fiscal 2020, the compensation committee engaged Compensia to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Compensia evaluated the following components to assist the committee in establishing executive compensation for fiscal 2020:
•	Base salary;
•	Target and actual annual incentive compensation;
•	Target and actual total cash compensation (base salary and annual incentive compensation);
•	Long-term incentive compensation (equity awards); and
•	Beneficial ownership of our common stock.
As described above in the section titled “Corporate Governance at Nutanix - Director Compensation - Non-Employee Director Compensation Policy,” Compensia also annually provides, at the direction of the compensation committee, an analysis of the competitive position of the Company's non-employee director compensation policy against the peer group used for executive compensation purposes.
Based on consideration of the factors specified in the SEC rules and Nasdaq listing standards, the compensation committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the compensation committee and our management team has raised any conflicts of interest. The compensation committee reviews these factors on an annual basis. As part of the compensation committee's determination of Compensia's independence for fiscal 2020, it received written confirmation from Compensia addressing these factors and stating its belief that it remains an independent compensation consultant to the compensation committee.
Peer Group
The compensation committee reviews market data of companies that we believe are comparable to us. With Compensia's assistance, the compensation committee developed a peer group for use when making its fiscal 2020 compensation decisions, which consisted of companies that are located in the same geographical area and that had revenues, growth rates, market capitalization and/or a number of employees within a range similar to that of Nutanix. While the compensation committee takes into account compensation practices of the peer companies, the compensation committee uses this information as one of many factors in its deliberations on compensation matters, as described above, and does not set compensation levels to meet specific percentiles.
The compensation committee referred to compensation data from this peer group when making fiscal 2020 base salary, cash bonus and equity award decisions for our executive officers. The following is a list of the public companies that comprised our fiscal 2020 peer group:
Arista Networks	Dropbox	F5 Networks	Fortinet
Guidewire Software	New Relic	Okta	Palo Alto Networks
Pivotal Software	Proofpoint	Pure Storage	Red Hat
ServiceNow	Shopify	Splunk	Tableau Software
Twilio	Veeva Systems	VMware	Workday
In June 2020, the compensation committee reviewed the compensation peer group that would be used for compensation decision making for the year ending July 31, 2021 (“fiscal 2021”). In light of our comparable market capitalization at the time, comparable growth rate and annual revenue, our continued transition toward a subscription-based business model, and, in certain cases, the acquisition of the applicable company, the compensation committee determined that Cloudera, Datadog, HubSpot, MongoDB, PTC and Zendesk should be added to the peer group and that Fortinet, Pivotal Software, Red Hat, ServiceNow, Shopify, Tableau Software, Veeva Systems, and Workday should be removed. The committee believes that this updated peer group provides even more comprehensive insight into market executive compensation practices as we continue our transition to a subscription-based business model, and will help further align our executive compensation with our business plans in the near and long term.
The following is a list of the public companies that comprise our fiscal 2021 peer group:
Arista Networks	Cloudera	Datadog	Dropbox
F5 Networks	Guidewire Software	HubSpot	MongoDB
New Relic	Okta	Palo Alto Networks	Proofpoint
PTC	Pure Storage	Splunk	Twilio
VMware	Zendesk
COMPONENTS OF COMPENSATION PROGRAM AND FISCAL 2020 COMPENSATION
Our executive compensation program consists of the following primary components:
•	base salary;
•	target and actual annual incentive compensation;
•	long-term equity compensation;
•	beneficial ownership of our common stock; and
•	severance and change of control-related payments and benefits.
We also provide our executive officers with comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs generally made available to all of our eligible employees.
We believe these elements provide a compensation package that attracts and retains qualified individuals, links individual performance to Company performance, focuses the efforts of our Named Executive Officers and other executives on the achievement of both our short-term and long-term objectives and aligns the interests of our executive officers with those of our stockholders. In particular, our corporate culture encourages a long-term focus by our Named Executive Officers, as well as all our other employees, by placing a heavy emphasis on granting equity awards, the value of which depends on our stock performance and other performance measures, to achieve strong long-term performance. On average, our fiscal 2020 target compensation packages for our Named Executive Officers who were in office for the full fiscal year were comprised of 7% in base salary, 5% in annual incentives, and 88% in long-term incentives.
Base Salaries
We pay base salaries to our Named Executive Officers to compensate them for services rendered during the year and provide predictable income. Generally, we establish the initial base salaries of our executive officers at the time we hire the individual executive officer, taking into account the executive officer's experience, skills, knowledge, and scope of responsibilities, as well as benchmarking against our peer group. In addition, the competition in the market from which we recruit plays a role in setting salary levels due to the difficulty in recruiting candidates with the level of talent and experience we believe are necessary for us to execute on our business and growth plans. We do not apply specific formulas to determine changes in salaries. Instead, the salaries of our Named Executive Officers are reviewed on an annual basis by our CEO (other than his own salary, which is reviewed and determined by the compensation committee) and the compensation committee, based on their experience setting salary levels and in determining compensation for senior executives.

Fiscal 2020 Base Salaries
In August 2019, in connection with its review of our executive compensation program, our compensation committee approved adjustments to the base salaries of our Named Executive Officers (other than Mr. Maner, who did not join the Company until November 2019), which were effective retroactively to August 1, 2019. Based on an analysis prepared by Compensia, the then-current base salary levels for several of our Named Executive Officers were lower than the percentile that the compensation committee considered to be appropriate for the specific Named Executive Officer, as applicable, for a comparable executive in our compensation peer group, based on each Named Executive Officer's performance and contribution to the Company's performance. Based on this review, and to account for cost-of-living increases in Silicon Valley, where all of our Named Executive Officers are or were based, our compensation committee approved base salary increases for each Named Executive Officer, as set forth below.
Mr. Sangster was promoted to Chief Operating Officer. The Committee took into account Mr. Sangster's promotion and the related expansion of responsibilities relative to those of his prior role in providing him with a base salary increase that was higher than that provided to the other Named Executive Officers, as part of the compensation committee’s review of our executive compensation program in August 2019. Mr. Maner's base salary was approved by the compensation committee at the time of his hire in November 2019 based on a review of compensation for comparable executives in our compensation peer group, giving consideration to the expanded responsibilities of Mr. Maner relative to such comparable executives as well as Mr. Maner's extensive experience and leadership roles.
Named Executive Officer	Base Salary(1)	Percentage Increase from Fiscal 2019 Base Salary
Dheeraj Pandey	$500,000	0%
Duston M. Williams	$475,000	6%
David M. Sangster	$475,000	19%
Tyler Wall	$425,000	6%
Tarkan Maner(2)	$450,000	—
(1)	As of July 31, 2020.
(2)	Mr. Maner joined the Company in November 2019.
Target and Actual Annual Incentive Compensation
Our board of directors has adopted our Executive Incentive Compensation Plan (the “Executive Bonus Plan”). Our Executive Bonus Plan allows our compensation committee to provide incentive awards to employees selected by our compensation committee, including our Named Executive Officers.
Under our Executive Bonus Plan, our compensation committee determines the performance goals (if any) applicable to any award or portion of an award and may choose the performance goals from a wide range of possible metrics as set forth in the Executive Bonus Plan. The performance goals may differ from participant to participant and from award to award.
Our compensation committee administers our Executive Bonus Plan and may, in its sole discretion and at any time, increase, reduce or eliminate a participant's actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant's target award, at the discretion of the compensation committee. The compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.
Actual awards are paid in cash in a single lump sum only after they are earned, which usually requires continued employment through the last day of the performance period. If a participant terminates employment because of death or disability before the actual award is paid, the award may be paid to the participant's estate or to the participant, as applicable, subject to the compensation committee's discretion to reduce or eliminate the award. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in our Executive Bonus Plan.

Our board of directors and our compensation committee have the authority to amend, alter, suspend or terminate our Executive Bonus Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.
Each year, our compensation committee determines the terms and conditions for the Executive Bonus Plan for the year. In fiscal 2020, our compensation committee adopted and approved target annual incentive compensation amounts for each of the Named Executive Officers, as well as the terms and conditions for (1) the first half of fiscal 2020 (the “H1 FY2020 Executive Bonus Plan”) and (2) the second half of fiscal 2020 (the “H2 FY2020 Executive Bonus Plan”). The H1 FY2020 Executive Bonus Plan and H2 FY2020 Executive Bonus Plan are together herein referred to as “Fiscal 2020 Executive Bonus Plan.”
Fiscal 2020 Annual Bonus Targets
In December 2019, following review of an analysis prepared by Compensia, the compensation committee increased the dollar amount of the target annual incentive compensation opportunities for each of our Named Executive Officers (except for Mr. Maner) as part of the compensation committee's annual analysis of the total cash compensation package provided to our executive officers. Mr. Maner was not considered for adjustments to his annual bonus target as he had been with the Company for less than a year at the time the increases were approved. The target annual incentive compensation opportunities established under the Fiscal 2020 Executive Bonus Plan for our Named Executive Officers were as follows:
Named Executive Officer	Annual Bonus Target	Annual Bonus Target as a % of Base Salary	Change from Fiscal 2019 Bonus Target(1)
Dheeraj Pandey	$600,000	120%	20%
Duston M. Williams	$300,000	63%	0%
David M. Sangster	$300,000	63%	9%
Tyler Wall	$175,000	41%	17%
Tarkan Maner	$450,000	100%	—
Fiscal 2020 Executive Bonus Plan
Each of the H1 FY2020 Executive Bonus Plan and H2 FY2020 Executive Bonus Plan provided for potential performance-based incentive payouts to our Named Executive Officers based on two general performance components. First, 80% of each Named Executive Officer's potential payout was based on our actual achievement of pre-established corporate objectives for the applicable six-month performance period, aligned with our annual operating plan. The performance targets for the corporate objectives for each six-month performance period were set at levels determined to be challenging and requiring substantial skill and effort on the part of senior management, and were weighted based on relative importance to the overall performance for the Company. Second, the remaining 20% of each Named Executive Officer's potential payout was based on personal performance objectives for each Named Executive Officer that were aligned to our principal business goals in fiscal 2020. Potential payouts under the Fiscal 2020 Executive Bonus Plan ranged between 0% to 200%, depending on achievement of the performance measures. Actual bonuses are paid in a lump sum following each six-month performance period. Actual bonus amounts for each six-month performance period under the Fiscal 2020 Executive Bonus Plan were calculated as the sum of the weighted payout percentage for all performance targets for the period multiplied by 50% of the annual bonus target for each applicable Named Executive Officer. In both the H1 FY2020 Executive Bonus Plan and the H2 FY2020 Executive Bonus Plan, no payout could be made under the plan unless one of the corporate objectives was achieved at a level that warranted a payout under the performance targets for that performance period.
The Named Executive Officers' performance measures for payment under the H1 FY2020 Executive Bonus Plan were: (1) New ACV plus Renewals and (2) personal performance.
We define New ACV plus Renewals for any given period is defined as the sum of the New ACV and Renewal ACV for all contracts booked during the period. New ACV with respect to any given contract is defined as (i) if the contract is (A) with a new customer, the aggregate value of such contract excluding professional services, or (B) with an existing customer, the aggregate value of any upsell / expansion under such contract excluding professional services (the “Incremental Value”), in each case divided by (ii) the number of years in the term of such contract, using an assumed term of five years for life-of-device licenses. Renewal ACV only applies to contracts with existing customers, and is defined as (i) the aggregate value of such contract, excluding any Incremental Value and professional services, divided by (ii) the number of years in the term of such contract.
The Named Executive Officers' performance measures for payment under the H2 FY2020 Executive Bonus Plan were: (1) New ACV plus Renewals, (2) free cash flow, (3) customer churn rate, and (4) personal performance.
We calculate customer churn rate by dividing the number of customers lost during the period by the sum of customers at the beginning of the period and the number of customers acquired during the period. A customer is considered active if it has an asset with an active support contract.
The compensation committee approved the use of these metrics for the Fiscal 2020 Executive Bonus Plan for the following reasons:
Metric	Importance of the Metric
New ACV plus Renewals	An indicator of the topline growth of our business during our transition to a subscription-based business model because it takes into account variability in term lengths.
Free Cash Flow	An indicator of our ability to balance our growth against the level of free cash flow generated by our business.
Customer Churn Rate	A measurement of our ability to retain and renew customers as their term-based licenses expire in a subscription-based business model.
Personal Performance Objectives
A recognition of the unique contribution that each Named Executive Officer makes to our overall business goals and incentivize each Named Executive Officer to achieve his personal objectives for the fiscal year.

The compensation committee believed that these performance measures were objective measures of the success of our growth and business strategy, especially in light of our ongoing transition to a subscription-based business model, and were based on internal key performance metrics.
The following table describes the relative weighting of each performance measure and the payout percentages that were used to calculate the actual payout based on achievement of the targets at and between the low end of the target range and the high end of the target range. Any achievement of the plan targets between the low and high end of the target range would correlate to a lower or higher payout percentage between 0% and 200%. For the Fiscal 2020 Executive Bonus Plan, if we did not achieve a payout under the New ACV plus Renewals performance measure for any given six-month performance period, then no payout would be made under the Executive Bonus Plan to any Named Executive Officer for that period, regardless of the level of achievement under any other performance measure (including personal performance).
H1 FY2020 Executive Bonus Plan
Performance Metric	Weighting	Plan Targets	Payout %
New ACV plus Renewals	80%	Less than 90% of Target	0%
		Between 90% and 100% of Target	Between 0% and 100%
		100% of Target	100%
		Between 100% and 105% of Target	Between 100% and 200%
		105% or more of Target	200%
Personal Performance	20%	Based on individual strategic objectives for each executive that were aligned to our principal business goals in fiscal 2020	Between 0% and 200%

H2 FY2020 Executive Bonus Plan
Performance Metric	Weighting	Plan Targets	Payout %
New ACV plus Renewals	40%	Less than 90% of Target	0%
		Between 90% and 100% of Target	Between 0% and 100%
		100% of Target	100%
		Between 100% and 105% of Target	Between 100% and 200%
		105% or more of Target	200%
Free Cash Flow	20%	Less than 90% of Target	0%
		Between 90% and 100% of Target	Between 0% and 100%
		100% of Target	100%
		Between 100% and 118% of Target	Between 100% and 200%
		118% or more of Target	200%
Customer Churn Rate	20%	Greater than 157% of Target	0%
		Between 100% and 157% of Target	Between 0% and 100%
		100% of Target	100%
		Between 43% and 100% of Target	Between 100% and 200%
		Less than 43% of Target	200%
Personal Performance	20%	Based on individual strategic objectives for each executive that were aligned to our principal business goals in fiscal 2020	Between 0% and 200%
Fiscal 2020 Executive Bonus Plan Payouts
The achievement of the various performance metrics for the Named Executive Officers under each of the H1 FY2020 Executive Bonus Plan and H2 FY2020 Executive Bonus Plan were as follows:
H1 FY2020 Executive Bonus Plan
Performance Metric	Percent Achievement of Plan Target	Payout %	Weighting	Weighted Total
New ACV plus Renewals	91.8%	17.65%	80%	14.1%
Personal Performance	100%	100%	20%	20.0%
			Total:	34.1%
Although, as indicated above, the Company partially met its target under the New ACV plus Renewals performance measure under the H1 FY2020 Executive Bonus Plan, in light of the uncertainty surrounding the ongoing COVID-19 pandemic and the measures the Company has implemented to reduce its expenses, the compensation committee resolved not to make any bonus payments for the first half of fiscal 2020 under the H1 FY2020 Executive Bonus Plan.

H2 FY2020 Executive Bonus Plan
Performance Metric	Percent Achievement of Plan Target	Payout %	Weighting	Weighted Total
New ACV plus Renewals	81%	0%	40%	0%
Free Cash Flow	93%	0%	20%	0%
Customer Churn Rate	77%	0%	20%	0%
Personal Performance	N/A	0%	20%	0%
			Total:	0%
As indicated above, the Company did not meet its target under the New ACV plus Renewals performance measure to warrant a payout under the H2 FY2020 Executive Bonus Plan and, as a result, the compensation committee did not calculate each Named Executive Officer's achievement under his personal performance measure and none of our Named Executive Officers received a payout under the H2 FY2020 Executive Bonus Plan.
Long-Term Equity Compensation
Our corporate culture encourages a long-term focus by our Named Executive Officers, as well as all our other employees. In keeping with this culture, our executive compensation program places a heavy emphasis on granting equity awards, the value of which depends on our stock performance and other performance measures, to achieve strong long-term performance.
These equity awards are typically time-based RSUs but, where appropriate, we also grant PRSUs to our Named Executive Officers that are tied to the long-term objectives of the Company.
We believe that RSUs offer predictable value delivery to our executive officers while promoting alignment of their interests with the long-term interests of our stockholders in a manner consistent with competitive market practices. We also believe that PRSUs directly link a significant portion of an executive officer's target total direct compensation to our performance based on the achievement of one or more pre-established financial or stock price performance metrics. In fiscal 2020, we granted a PRSU to our CEO, and certain of our Named Executive Officers, including our CEO, hold PRSUs from prior fiscal years. Together, RSUs and PRSUs are important tools to motivate and retain our highly sought-after executive officers since the value of the awards is delivered to our executive officers over multi-year periods, subject to their continued service. Going forward, we may introduce other forms of equity awards to our executive officers, including our Named Executive Officers, to continue to maintain a strong alignment of their interests with the interests of our stockholders.
The compensation committee, in consultation with our CEO (other than with respect to himself) and its independent compensation consultant, determines the size, mix, material terms and, in the case of PRSUs, performance metrics of the equity awards granted to our executive officers, taking into account a number of factors as described in the section “Executive Compensation - Compensation Discussion and Analysis - Compensation-Setting Process.”
Fiscal 2020 Equity Awards
In fiscal 2020, each of our Named Executive Officers received RSUs or PRSUs, as applicable, as described in the “Grant of Plan-Based Awards” table in section “Executive Compensation - Compensation Discussion and Analysis - Executive Compensation Tables.” Each of Messrs. Pandey, Williams, Sangster, and Wall received their RSUs or PRSUs, as applicable, in connection with the annual executive officer compensation review. Mr. Maner received his RSU award in connection with the start of his employment with the Company. Mr. Maner was not considered for additional equity grants in fiscal 2020 as he had received a multi-year new hire grant when he joined the Company.
Severance and Change of Control-Related Benefits
Our Named Executive Officers each participate in our Change of Control and Severance Policy (the “Change of Control Severance Policy”), which provides each of them with protections in the event of their involuntary termination of employment following a change of control of the Company. In addition, certain of the executive officers may have such provisions in their employment agreements.

In addition, in October 2020, our compensation committee approved an Executive Severance Policy, which provides eligible employees with protections in the event of the involuntary termination of their employment under circumstances not related to a change of control of the Company. Each of our Named Executive Officers, other than Mr. Pandey, whose employment agreement provides for separate benefits, is eligible to participate in the Executive Severance Policy.
We believe that these protections assist us in retaining these individuals. We also believe that these protections serve our executive retention objectives by helping our Named Executive Officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change of control. The terms of these agreements, the Change of Control Severance Policy, and the Executive Severance Policy were determined after our board of directors and compensation committee reviewed our retention goals for our Named Executive Officers, an analysis of relevant market data, and with consideration for potential retention needs given the impending leadership change from Mr. Pandey's announced departure.
For a summary of the material terms and conditions of these post-employment compensation arrangements, see section titled “Executive Compensation - Employment Arrangements.”
EMPLOYMENT ARRANGEMENTS
We have entered into employment agreements with our Named Executive Officers. Each of these arrangements provides for “at-will” employment and sets forth the initial terms and conditions of employment of each Named Executive Officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for an initial grant of an option to purchase shares of our common stock or other equity awards, opportunities for post-employment compensation and vesting acceleration terms. These agreements also set forth the rights and responsibilities of each party and may protect both parties' interests in the event of a termination of employment by providing for certain payments and benefits under specified circumstances, including following a change of control of the Company. These offers of employment were each subject to the execution of a standard proprietary information and invention assignment agreement and proof of identity and work eligibility in the United States.
Each of these agreements was approved on our behalf by the compensation committee or our board of directors at the recommendation of the compensation committee. We believe that these arrangements were necessary to induce these individuals to forgo other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.
In filling our executive positions, the compensation committee was aware that, in some situations, it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business. Accordingly, it recognized that it would need to develop highly competitive compensation packages to attract qualified candidates in a competitive labor market. At the same time, the compensation committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.
For a summary of the material terms and conditions of our employment agreements with the Named Executive Officers, see section below titled “Executive Compensation - Employment Arrangements.”
OTHER COMPENSATION POLICIES
Employee Benefits
We provide employee benefits to all eligible employees in the United States, including our Named Executive Officers, which the compensation committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental and vision insurance, health savings accounts, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs.
Stock Trading Practices; Hedging and Pledging Policy
We maintain an Insider Trading Policy that, among other things, prohibits our officers, including our Named Executive Officers, directors and employees from trading during quarterly and special blackout periods. We also prohibit short sales, hedging and similar transactions designed to decrease the risks associated with holding our securities, as well as pledging our securities as collateral for loans and transactions involving derivative securities relating to our common stock. Our Insider Trading Policy requires that all directors, executive officers, and certain other key employees, including our Named Executive Officers, pre-clear with our legal department any proposed open market transactions.
Impact of Accounting and Tax Requirements on Compensation
Deductibility of Executive Compensation
Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and certain other highly compensated officers. The compensation committee may, in its judgment, authorize compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The compensation committee intends to continue to compensate our Named Executive Officers in a manner consistent with the best long-term interests of the Company and our stockholders.
Taxation of “Parachute” Payments and Deferred Compensation
We do not provide our Named Executive Officers with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that certain officers and directors, and service providers who hold significant equity interests, and certain highly compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. However, under our Change of Control Severance Policy, if any payment or benefits to a policy participant, including the payments and benefits under the policy, would constitute a “parachute payment” within the meaning of Section 280G of the Code and would therefore be subject to an excise tax under Section 4999 of the Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax, or (2) not reduced, whichever, after taking into account all applicable federal, state and local employment and income taxes and the excise tax, results in the participant's receipt, on an after-tax basis, of the greater payments and benefits.
Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
We follow ASC Topic 718 for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock unit awards and performance units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a Named Executive Officer is required to render service in exchange for the option or other award.
For performance units, stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against pre-set objectives.
Compensation Risk Assessment
Our compensation committee reviews and discusses with management the risks arising from our compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. In addition, our compensation committee has engaged Compensia to independently review our executive compensation program. Based on these reviews, our compensation committee structures our executive compensation program to encourage our named executive officers to focus on both short-term and long-term success. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.

REPORT OF THE COMPENSATION COMMITTEE
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, our compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the members of the compensation committee of our board of directors:
The Compensation Committee
Jeffrey T. Parks (Chair)
Susan L. Bostrom
Ravi Mhatre

EXECUTIVE COMPENSATION TABLES
FISCAL 2020 SUMMARY COMPENSATION TABLE
The following table presents all of the compensation awarded to, or earned by, our Named Executive Officers during the fiscal year ended July 31, 2020.
Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus ($)	Option Awards ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)	Total ($)
Dheeraj Pandey Chief Executive Officer and Chairman	2020	474,811	—	—	4,160,000(4)	—	—	4,634,811
	2019	483,333	—	—	6,460,000(5)	—	—	6,943,333
	2018	350,000	—	—	10,413,000(6)	439,225	—	11,202,225
Duston M. Williams Chief Financial Officer	2020	451,070	—	—	2,868,000	—	—	3,319,070
	2019	441,667	—	—	3,944,000	—	—	4,385,667
	2018	350,000	—	—	4,165,200	285,496	—	4,800,696
David M. Sangster Chief Operating Officer	2020	451,070	—	—	4,780,000	—	—	5,231,070
	2019	394,167	—	—	3,944,000	—	—	4,338,167
	2018	326,667	—	—	2,950,350	259,044	—	3,536,061
Tyler Wall Chief Legal Officer	2020	403,589	—	—	1,434,000	—	—	1,837,589
	2019	391,667	—	—	—	—	—	391,667
	2018	238,636	—	—	10,389,000	111,895	—	10,739,531
Tarkan Maner Chief Commercial Officer (7)	2020	299,489	150,000	—	15,955,000	—	—	16,404,489
	2019	—	—	—	—	—	—	—
	2018	—	—	—	—	—	—	—
(1)
Due to the global economic uncertainty resulting from the COVID-19 pandemic and given the cost savings measures taken by the Company in response, each of the Named Executive Officers voluntarily took a temporary 10% reduction in base salary in April 2020. The base salaries reinstated to the levels previously approved by the compensation committee effective as of August 2020.

(2)
The amounts in this column represent the aggregate grant date fair value calculated in accordance with ASC Topic 718 for RSU awards. The grant date fair value was determined using the closing share price of our Class A common stock on the date of grant.

(3)	The amounts reported represent the amounts paid under our executive bonus plan.
(4)
Mr. Pandey was granted PRSUs in fiscal 2020 with a total grant date fair value of $4,160,000, which are subject to certain performance conditions. The amount reported assumes that all performance-based vesting conditions will be achieved.

(5)
Mr. Pandey was granted RSUs in fiscal 2019 with a total grant date fair value of $6,460,000, of which $2,516,000 is subject to certain performance conditions. The amount reported assumes that all service-based and performance-based vesting conditions will be achieved.

(6)
Mr. Pandey was granted RSUs in fiscal 2018 with a total grant date fair value of $10,413,000, of which $3,471,000 is subject to certain performance conditions. The amount reported assumes that all service-based and performance-based vesting conditions will be achieved.

(7)
Mr. Maner joined the Company in November 2019. In connection with his hire, Mr. Maner was granted 500,000 RSUs under our 2016 Plan which vest over four years with a one-year vesting cliff. Mr. Maner’s initial hire grant was determined based on a review of compensation for comparable executives in our compensation peer group, giving consideration to the expanded responsibilities of Mr. Maner relative to such comparable executives as well as Mr. Maner's extensive experience and leadership roles, and aims to provide long-term incentives for Mr. Maner that are aligned with our long-term goals.

GRANT OF PLAN-BASED AWARDS
The following table presents, for each of our Named Executive Officers, information concerning plan-based awards granted during the fiscal year ended July 31, 2020. This information supplements the information about these awards set forth in the “Fiscal 2020 Summary Compensation Table” above.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Named Executive Officer	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Dheeraj Pandey	—	—	—	600,000	1,200,000	—	—	—	—	—	—	—
	12/11/19	12/11/19	—	—	—	—	200,000	200,000(4)	—	—	—	4,160,000(5)
Duston M. Williams	—	—	—	300,000	600,000	—	—	—	—	—	—	—
	8/27/19	8/27/19	—	—	—	—	—	—	150,000(6)	—	—	2,868,000
David M. Sangster	—	—	—	300,000	600,000	—	—	—	—	—	—	—
	8/27/19	8/27/19	—	—	—	—	—	—	250,000(6)			4,780,000
Tyler Wall	—	—	—	175,000	350,000	—	—	—	—	—	—	—
	8/27/19	8/27/19	—	—	—	—	—	—	75,000(6)	—	—	1,434,000
Tarkan Maner	—	—	—	450,000	900,000	—	—	—	—	—	—	—
	12/11/19	12/11/19	—	—	—	—	—	—	500,000(7)	—	—	15,955,000
(1)
Represents cash incentive compensation opportunities under the Fiscal 2020 Executive Bonus Plan and assumes achievement at target levels for our corporate objectives. For achievement in excess of target, overperformance could be rewarded with a payout of up to an additional 100% of each Named Executive Officer's target (for a maximum payment of 200% of each Named Executive Officer's target). As set forth in the “Fiscal 2020 Summary Compensation Table” above, our Named Executive Officers did not actually receive any payouts under the Fiscal 2020 Executive Bonus Plan. The components of, and the calculation of the payouts under, the Fiscal 2020 Executive Plan are discussed more fully in the section titled “Executive Compensation - Compensation Discussion and Analysis - Components of Compensation Program and Fiscal 2020 Compensation - Fiscal 2020 Executive Bonus Plan.”

(2)	Represents the number of shares of common stock subject to RSUs.
(3)
The amount reported represents the grant date fair value of the equity awards, as computed in accordance with ASC Topic 718, based on the closing price of our Class A common stock on the date of grant. These amounts do not reflect the actual economic value that may ultimately be realized by the Named Executive Officers.

(4)
The PRSUs may vest based on the achievement of an average stock price of $65 over an approximately 4.5-year performance period (the “Performance Period”), and subject to Mr. Pandey's continuous service to the Company on each vesting date. The average stock price will be calculated based on the average closing price of one share of our Class A common stock as reported on the Nasdaq Stock Market during the 180-day period ending on the last trading day prior to each measurement date (as applicable, the “Average Stock Price”). The Average Stock Price will be measured once per quarter during the Performance Period, and (i) if the Average Stock Price on any given quarterly measurement date does not equal or exceed $65, then none of the PRSUs will vest that quarter, and any unvested PRSUs will carry over to the next quarter (the “Carryover RSUs”), (ii) if the Average Stock Price on any given quarterly measurement date equals or exceeds $65, then 1/18th of the PRSUs plus the applicable Carryover RSUs, if any, would vest, and/or (iii) if the Average Stock Price never equals or exceeds $65 during the Performance Period, the PRSUs would terminate at the end of the Performance Period. See the section below entitled “Executive Compensation - Employment Arrangements” for more details.

(5)
The amount reported is computed in accordance with ASC Topic 718, which excludes the impact of estimated forfeitures related to service-based and performance-based vesting conditions, reflects the accounting cost for the equity awards, and does not correspond to the actual economic value that may ultimately be realized by Mr. Pandey from the equity award. The amount reported assume that all service-based and performance-based vesting conditions will be achieved.

(6)
The RSUs vest in 16 equal quarterly installments, with the first of such quarterly installments to vest on December 15, 2019, subject to the Named Executive Officer's continuous service. For additional information, see “Executive Compensation - Compensation Discussion and Analysis - Components of Compensation Program and Fiscal 2020 Compensation - Long-Term Equity Compensation.”

(7)
In connection with the start of his employment with the Company, Mr. Maner was granted 500,000 RSUs under our 2016 Plan. The RSUs vest as to 1/4th of the underlying shares on December 15, 2020, with the 1/16th of the remaining shares to vest quarterly thereafter, subject to Mr. Maner's continuous service to the Company through the applicable vesting date.

OUTSTANDING EQUITY AWARDS AT FISCAL 2020 YEAR-END TABLE
The following table presents, for each of our Named Executive Officers, information concerning each outstanding equity award held by such Named Executive Officer as of July 31, 2020. This information supplements the information about these awards set forth in the “Fiscal 2020 Summary Compensation Table” above.
		Option Awards				Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Dheeraj Pandey	3/28/2012	886,000(2)	—	0.49	3/27/2022
	6/13/2012	705,000(2)	—	0.49	6/12/2022
	9/16/2016	500,000(3)	—	12.00	9/15/2026
	9/16/2016	—	500,000(4)	12.00	9/15/2026
	12/12/2017					75,000(5)	1,664,250
	10/23/2018					62,500(6)	1,386,875
	12/12/2017							100,000(4)	2,219,000
	10/23/2018							100,000(7)	2,219,000
	12/11/2019							200,000(8)	4,438,000
Duston M. Williams	6/19/2014	205,000(2)	—	3.20	6/18/2024
	6/19/2014	418,750(2)	—	3.20	6/18/2024
	9/16/2016					50,000(9)	1,109,500
	12/12/2017					45,000(10)	998,550
	10/23/2018					62,500(6)	1,386,875
	8/27/2019					121,875(11)	2,704,406
David M. Sangster	5/20/2014	7,918(2)	—	3.20	5/19/2024
	12/12/2017					31,875(12)	707,306
	10/23/2018					62,500(6)	1,386,875
	8/27/2019					203,125(13)	4,507,344
	9/16/2016							100,000(4)	2,219,000
Tyler Wall	11/27/2017					112,500(14)	2,496,375
	8/27/2019					60,938(15)	1,352,214
Tarkan Maner	12/11/2019					500,000(16)	11,095,000
(1)	Based on the closing price of Nutanix Class A common stock on July 31, 2020, which was $22.19.
(2)	The shares subject to the options are fully vested and exercisable immediately.
(3)	The options allow early exercise and are immediately exercisable. The shares subject to the options vest as to 10,416 shares monthly, subject to continuous service through the applicable vesting date.
(4)
One-third of the shares subject to the awards will vest on the later of January 1, 2019 or upon the compensation committee's certification that the Company has achieved the performance goal, subject to continuous service through the vesting date. One-third of the shares subject to the awards will vest on the later of January 1, 2020 or upon the compensation committee's certification that the Company has achieved the performance goal, subject to continuous service through the vesting date. One-third of the shares subject to the awards will vest on the later of January 1, 2021 or upon the compensation committee's certification that the Company has achieved the performance goal, subject to continuous service through the vesting date.
(5)	The RSUs vest as to 12,500 shares quarterly, subject to continuous service through the applicable vesting date.
(6)	The RSUs vest as to 6,250 shares quarterly, subject to continuous service through the applicable vesting date.
(7)
The PRSUs may vest based on the achievement of an average stock price of $80 over an approximately 4.5-year performance period, and subject to Mr. Pandey's continuous service to the Company on each vesting date. The average stock price will be calculated based on the Average Stock Price. The Average Stock Price will be measured once per quarter during the Performance Period, and (i) if the Average Stock Price on any given quarterly measurement date does not equal or exceed $80, then none of the PRSUs will vest that quarter, and any Carryover PRSUs, (ii) if the Average Stock Price on any given quarterly measurement date equals or exceeds $80, then 1/18th of the PRSUs plus the applicable Carryover PRSUs, if any, would vest, and/or (iii) if the Average Stock Price never equals or exceeds $80 during the Performance Period, the PRSUs would terminate at the end of the Performance Period.

(8)
The RSUs vest based on the achievement of an average stock price of $65 over an approximately 4.5-year performance period, and subject to Mr. Pandey's continuous service through the applicable vesting date. For additional information, please see footnote 4 set forth in the “Grant of Plan Based Awards” table above.

(9)	The RSUs vest as to 25,000 shares quarterly, subject to continuous service through the applicable vesting date.
(10)	The RSUs vest as to 7,500 shares quarterly, subject to continuous service through the applicable vesting date.
(11)	The RSUs vest as to 9,375 shares quarterly, subject to continuous service through the applicable vesting date.
(12)	The RSUs vest as to 5,312 or 5,313 shares, as applicable, quarterly, subject to continuous service through the applicable vesting date.
(13)	The RSUs vest as to 15,625 shares quarterly, subject to continuous service through the applicable vesting date.
(14)	The RSUs vest as to 18,750 shares quarterly, subject to continuous service through the applicable vesting date.
(15)	The RSUs vest as to 4,687 or 4,688 shares, as applicable, quarterly, subject to continuous service through the applicable vesting date.
(16)
The RSUs vest as to 1/4th of the underlying shares on December 15, 2020, with the 1/16th of the remaining shares to vest quarterly thereafter, subject to Mr. Maner's continuous service to the Company through the applicable vesting date.

2020 OPTION EXERCISES AND STOCK VESTED VALUE
The following table presents, for each of the Named Executive Officers, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSU and PRSU awards and the related value realized during fiscal 2020.
	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Dheeraj Pandey	—	—	75,000	1,829,625
Duston M. Williams	—	—	183,125	4,442,538
David M. Sangster	—	—	93,125	2,230,463
Tyler Wall	—	—	89,062	2,160,261
Tarkan Maner	—	—	—	—
(1)
The value realized upon the exercise of stock options is calculated by (i) subtracting the option exercise price from the closing price of our Class A common stock on the date of exercise, multiplied by (ii) the number of shares underlying the stock option exercised.

(2)
The value realized upon vesting of RSUs and PRSUs is calculated by multiplying the number of shares vested by the closing price of our Class A common stock on the vest date (or, in the event the vest date occurs on a holiday or weekend, the closing price of our Class A common stock on the immediately preceding trading day).

EMPLOYMENT ARRANGEMENTS
EMPLOYMENT ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS
We have entered into employment agreements with each of the Named Executive Officers in connection with his commencement of employment with us. Each of these arrangements was negotiated on our behalf by the compensation committee or our CEO.
Typically, these arrangements provide for at-will employment and set forth the initial terms and conditions of employment of each Named Executive Officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for initial equity awards and in certain cases the circumstances, if applicable, under which post-employment compensation or vesting acceleration terms might apply. These offers of employment were each subject to execution of a standard proprietary information and invention agreement and proof of identity and work eligibility in the United States.
Dheeraj Pandey
We entered into an employment letter with Dheeraj Pandey, our Chief Executive Officer and Chairman on February 26, 2015. The employment letter has an indefinite term and Mr. Pandey's employment is at-will. Mr. Pandey's current annual base salary is $500,000, and he is currently eligible to earn annual incentive compensation with a target equal to $600,000, based upon achievement of individual and corporate targets determined by our board of directors or compensation committee for each fiscal year.
In connection with entering into the employment letter, we granted Mr. Pandey four RSU grants under our 2010 Stock Plan (the “2010 Plan”) and RSU agreements, covering an aggregate of 1,900,000 shares. In March 2016, Mr. Pandey voluntarily forfeited his rights with respect to a number of the RSUs. For additional details regarding Mr. Pandey's equity awards, see “Executive Compensation - Executive Compensation Tables” above.
Mr. Pandey is a participant in the Change of Control Severance Policy, which is described below. In addition, Mr. Pandey's employment letter provides Mr. Pandey with certain severance benefits outside of the Change of Control Severance Policy.
Duston M. Williams
We entered into an employment letter with Duston Williams, our Chief Financial Officer, on April 26, 2014. The employment letter has an indefinite term and Mr. Williams' employment is at-will. Mr. Williams' current annual base salary is $475,000, and he is currently eligible to earn annual incentive compensation with a target equal to $300,000, based upon achievement of individual and corporate targets determined by our board of directors or compensation committee for each fiscal year.
In connection with his hire, Mr. Williams was granted two option grants and one RSU grant covering an aggregate of 1,460,000 shares under our 2010 Plan all of which have vested in full. For additional details regarding Mr. Williams' outstanding equity awards, see “Executive Compensation - Executive Compensation Tables” above.
Mr. Williams is a participant in the Change of Control Severance Policy and is eligible to participate in the Executive Severance Policy, both of which are described below.
David M. Sangster
We entered into an employment letter with David Sangster, our Chief Operating Officer, on October 17, 2011. The employment letter has an indefinite term and Mr. Sangster's employment is at-will. Mr. Sangster's current annual base salary is $475,000, and he is currently eligible to earn annual incentive compensation with a target equal to $300,000, based upon achievement of individual and corporate targets determined by our board of directors or compensation committee for each fiscal year.
In connection with his hire, Mr. Sangster was granted a stock option under our 2010 Plan and option agreement to purchase 350,000 shares of our Class A common stock. That option has vested in full and has been exercised by Mr. Sangster. For additional details regarding Mr. Sangster's equity awards, see “Executive Compensation - Executive Compensation Tables” above.
Mr. Sangster is a participant in the Change of Control Severance Policy and is eligible to participate in the Executive Severance Policy, both of which are described below.

Tyler Wall
We entered into an employment letter with Tyler Wall, our Chief Legal Officer, on November 20, 2017. The employment letter has an indefinite term and Mr. Wall's employment is at-will. Mr. Wall's current annual base salary is $425,000, and he is currently eligible to earn annual incentive compensation with a target equal to $175,000 based upon achievement of individual and corporate targets determined by our board of directors or compensation committee for each fiscal year.
In connection with his hire, Mr. Wall was granted 300,000 RSUs under our 2016 Equity Incentive Plan (the “2016 Plan”), which vest over four years with a one-year vesting cliff. For additional details regarding Mr. Wall's equity awards, see “Executive Compensation - Executive Compensation Tables” above.
Mr. Wall is a participant in the Change of Control Severance Policy and is eligible to participate in the Executive Severance Policy, both of which are described below.
Tarkan Maner
We entered into an employment letter with Tarkan Maner, our Chief Commercial Officer, on October 29, 2019. The employment letter has an indefinite term and Mr. Maner's employment is at-will. Mr. Maner's current annual base salary is $450,000, and he is currently eligible to earn annual incentive compensation with a target equal to $450,000, based upon achievement of individual and corporate targets determined by our board of directors or compensation committee for each fiscal year.
In connection with his hire, Mr. Maner was granted 500,000 RSUs under our 2016 Plan which vest over four years with a one-year vesting cliff. For additional details regarding Mr. Maner's equity awards, see “Executive Compensation - Executive Compensation Tables” above.
Mr. Maner is a participant in the Change of Control Severance Policy and is eligible to participate in the Executive Severance Policy, both of which are described below.
SEVERANCE AND CHANGE OF CONTROL-RELATED BENEFITS
Change of Control Severance Policy
In August 2016, we adopted a Change of Control and Severance Policy , pursuant to which a designated employee is eligible to receive severance benefits in lieu of any other severance payments and benefits, subject to the employee signing a participation agreement, in connection with a change of control of the Company or in connection with the involuntary termination of their employment under the circumstances described in the Change of Control Severance Policy. Each of our Named Executive Officers is a participant in the Change of Control Severance Policy. Generally, if a participant's employment is terminated within three months prior to or 12 months following the consummation of a change of control, which such period is referred to as the change of control period, either by us or a subsidiary of ours other than for cause, death or disability or by the participant for good reason, then the Change of Control Severance Policy provides for:
(1)
the applicable percentage of the then-unvested shares subject to each of the participant's then-outstanding time-based equity awards, except for performance-based equity awards that were converted by their terms into time-based equity awards upon a change of control transaction, will immediately vest and become exercisable, with such percentage being 100% for each of the Named Executive Officers,

(2)
a lump sum payment equal to the participant's annual base salary, as in effect immediately prior to the participant's termination or, if the termination is due to a resignation for good reason based on a material reduction in base salary, immediately prior to such reduction, or immediately prior to the change of control, whichever is greater, multiplied by 100% for our CEO and 75% for each of our other Named Executive Officers,

(3)
a lump sum payment equal to the participant's target annual bonus as in effect for the fiscal year in which his or her termination of employment occurs, multiplied by 100% for our CEO and 75% for each of our other Named Executive Officers, and

(4)	payment or reimbursement of the cost of continued health benefits for a period of up to 12 months for our CEO and nine months for each of our other Named Executive Officers.

In order to receive severance benefits under the Change of Control Severance Policy, a participant must timely execute and not revoke a release of claims in favor of us. In addition, the Change of Control Severance Policy provides that, if any payment or benefits to a participant, including the payments and benefits under the Change of Control Severance Policy, would constitute a parachute payment within the meaning of Section 280G of the Code and would therefore be subject to an excise tax under Section 4999 of the Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax, or (2) not reduced, whichever, after taking into account all applicable federal, state and local employment and income taxes and the excise tax, results in the participant's receipt, on an after-tax basis, of the greater payments and benefits.
For purposes of each of the Change of Control Severance Policy and the Executive Severance Policy (as defined below), cause (“Cause”) means any of the following reasons (with any references to us interpreted to include any subsidiary, parent, affiliate or successor of ours):
•	the participant's willful failure to perform his or her duties and responsibilities to us or the participant's violation of any written policy of ours;
•	the participant's commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to us;
•
the participant's unauthorized use or disclosure of any proprietary information or trade secrets of ours or any other party to whom the participant owes an obligation of nondisclosure as a result of his or her relationship with us; or

•	the participant's material breach of any of his or her obligations under any written agreement or covenant with us.
For purposes of the Change of Control Severance Policy, good reason means the participant's termination of his or her employment in accordance with the next sentence after the occurrence of one or more of the following events without the participant's express written consent:
•	a material reduction of the participant's duties, authorities or responsibilities relative to the participant's duties, authorities or responsibilities in effect immediately prior to such reduction;
•
a material reduction by us in the participant's rate of annual base salary; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of ours will not constitute good reason;

•
a material change in the geographic location of the participant's primary work facility or location; provided, that a relocation of less than 35 miles from the participant's then present location will not be considered a material change in geographic location; or

•	our failure to obtain from any successor or transferee of ours an express written and unconditional assumption of our obligations to the participant under the Change of Control Severance Policy.
In order for the participant's termination of his or her employment to be for good reason, the participant must not terminate employment with us without first providing us with written notice of the acts or omissions constituting the grounds for good reason within 90 days of the initial existence of the grounds for good reason and a cure period of 30 days following the date of written notice, such grounds must not have been cured during such time, and the participant must terminate his or her employment within 30 days following the expiration of our 30-day cure period.

Potential Payments upon Termination or Change of Control
The following table sets forth the estimated payments that would be received by the Named Executive Officers if, pursuant to the terms of the Change of Control Severance Policy, a hypothetical termination of employment without cause or following a resignation for good reason in connection with a change of control of the Company had occurred on July 31, 2020. The table below reflects amounts that would have been payable to each Named Executive Officer assuming that, if applicable, his employment was terminated on July 31, 2020 and, if applicable, a change of control of the Company also occurred on that date. The table below does not reflect any estimated payments under the Executive Severance Policy because the policy, which was adopted in October 2020, is in early stages of implementation and the participation election process has not begun for any eligible participant, including any of our eligible Named Executive Officers. Therefore, we have not included any estimated payments and benefits that would be provided in each covered circumstance under the Executive Severance Policy to any of our eligible Named Executive Officers.
	Upon Termination without Cause or Resignation for Good Reason During Change of Control Period
Named Executive Officer	Salary Severance(1)	Bonus Severance(2)	Value of Accelerated Vesting(3)	Continuation of Medical Benefits(4)	Total
Dheeraj Pandey	$500,000	$600,000	$5,701,401(5)	$27,265	$6,828,666
Duston M. Williams	$356,250	$225,000	$6,199,331	$20,449	$6,801,030
David M. Sangster	$356,250	$225,000	$7,341,192	$20,449	$7,942,891
Tyler Wall	$318,750	$131,250	$3,848,589	$20,449	$4,319,038
Tarkan Maner(6)	$337,500	$337,500	$11,095,000	$20,449	$11,790,449
(1)	Reflects payment of 75% of annual base salary as of July 31, 2020 for each Named Executive Officer, except for Mr. Pandey, who would receive a payment of 100% of his base salary.
(2)	Reflects payment of 75% of each Named Executive Officer's annual bonus target as of July 31, 2020, except for Mr. Pandey, who would receive a payment of 100% of his annual bonus target.
(3)
Reflects the accelerated stock option and RSU payment values based upon the closing price of our Class A common stock of $22.19 on July 31, 2020, less any applicable exercise price in the case of stock options.

(4)
Reflects COBRA premiums based on elected level of healthcare coverage (medical, dental and vision) for nine months, except for Mr. Pandey, who would receive COBRA premiums based on elected level of healthcare coverage (medical, dental and vision) for 12 months.

(5)
The amount reported excludes (i) 100,000 PRSUs held by Mr. Pandey, the vesting of which upon a change of control transaction is conditioned upon the gross per-share price payable to holders of our Class A common stock in connection with the applicable change of control transaction exceeding $80, and (ii) 200,000 PRSUs held by Mr. Pandey, the vesting of which upon a change of control transaction is conditioned upon the gross per-share price payable to holders of our Class A common stock in connection with the applicable change of control transaction exceeding $65. The closing price of our Class A common stock on July 31, 2020 was $22.19.

(6)
Mr. Maner joined the Company in November 2019. In connection with his hire, Mr. Maner was granted 500,000 RSUs under our 2016 Plan which vest over four years with a one-year vesting cliff. Because of this one-year vesting cliff, all 500,000 RSUs so granted to Mr. Maner upon his hire remained unvested as of July 31, 2020. Therefore, if Mr. Maner had been terminated on July 31, 2020 and if a change of control of the Company had also occurred on that date, all of Mr. Maner’s unvested 500,000 RSUs would have been accelerated.

Executive Severance Policy
In October 2020, we adopted an Executive Severance Policy (the “Executive Severance Policy”), pursuant to which a designated employee is eligible to receive severance benefits in lieu of any other severance payments and benefits, subject to the employee signing a participation agreement, in connection with the involuntary termination of their employment under the circumstances described in the Executive Severance Policy. Generally, upon a termination of the eligible employee either (i) by us, other than for Cause, death, or disability, or (ii) by the applicable eligible employee on account of a Constructive Termination (such termination, “Qualified Termination”), then the Executive Severance Policy provides for:
(1)
a lump sum payment equal to the participant's annual base salary, as in effect immediately prior to the participant's Qualified Termination or, if the termination is due to a resignation for Constructive Termination based on a material reduction in annual base salary, immediately prior to such reduction, multiplied by 75% for each of Tier 1 eligible employees and 50% for each of Tier 2 eligible employees, and

(2)	payment or reimbursement, at our sole discretion, of the cost of continued health benefits for a period of up to nine months.
In order to receive severance benefits under the Executive Severance Policy, a participant must timely execute and not revoke a release of claims in favor of us.
For purposes of the Executive Severance Policy, constructive termination (“Constructive Termination”) means the eligible employee's termination of his or her employment after the occurrence of one or more of the following events without the applicable eligible employee's express written consent:
(1)
a reduction in substantially all of the applicable eligible employee's responsibilities relative to his or her responsibilities in effect immediately prior to such reduction (provided, however, that, a change in title or reporting structure, without more, shall not constitute a Constructive Termination), and

(2)
a reduction by the Company in the applicable eligible employee's rate of annual base salary by more than 25% within a single calendar year (provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company shall not constitute a Constructive Termination).

In order for the applicable eligible employee's termination of his or her employment to be a Constructive Termination, the eligible employee must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within 90 days of the initial existence of the grounds for “Constructive Termination” and a cure period of 30 days following the Company's receipt of written notice, such grounds must not have been cured during such time, and the eligible employee must terminate his or her employment within 30 days following such cure period.
Each of our Named Executive Officers, other than Mr. Pandey, whose employment agreement provides for separate benefits, is eligible to participate in the Executive Severance Policy. The Executive Severance Policy, which was adopted in October 2020, is in early stages of implementation and the participation election process has not begun for any eligible participant, including any of our eligible Named Executive Officers. Therefore, we have not described and quantified estimated payments and benefits that would be provided in each covered circumstance under the Executive Severance Policy to any of our eligible Named Executive Officers.
CEO PAY RATIO
Ratio
In accordance with Item 402(u) of Regulation S-K, promulgated under the Dodd Frank Act, we determined the ratio of: (1) the annual total compensation of our CEO, to (2) the median of the annual total compensation of all of our employees, except for our CEO, both calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.
For the fiscal year ended July 31, 2020:
•	the annual total compensation of our CEO was $4,634,811;

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $190,997; and
•	the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 24.3:1.
Identification of Median Employee
We selected July 31, 2020 as the date on which to determine our employee population and the median employee. In determining this population, we included all worldwide full-time and part-time employees other than our CEO. We did not include any contractors in our employee population. As permitted by SEC rules, in order to identify our median employee, we elected to use total target cash compensation plus the grant date fair market value of equity awards, if any, as our consistently applied compensation measure, which we refer to herein as total target compensation and calculated as (i) base salary and target bonus as of July 31, 2020, and (ii) the grant date fair market value of equity awards issued during the previous twelve months. For employees paid in a currency other than U.S. dollars, we converted their compensation to U.S. dollars using the exchange rates used by us for various financial and accounting purposes in effect on July 31, 2020. To identify our median compensated employee, we then calculated the total target direct compensation for our global employee population and excluded employees at the median who had anomalous compensation characteristics.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Consequently, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Additionally, due to our emphasis on pay-for-performance and the structure of our performance-based compensation for our CEO, his total direct compensation can be highly variable from one fiscal year to the next.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of July 31, 2020. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders	30,177,999	$5.10	21,892,756
Equity plans not approved by stockholders	—	—	—
(1)	Includes 7,546,442 outstanding stock options and 22,631,557 outstanding RSUs.
(2)
The weighted average exercise price is calculated based solely on outstanding stock options, and does not take into account stock underlying restricted stock units, which generally have no exercise price.

(3)
Includes 12,723,678 shares reserved for future equity grants under our 2016 Plan and 9,169,078 shares reserved for future stock purchase plan awards under our ESPP. Our 2016 Plan provides that the total number of shares reserved for issuance under the 2016 Plan will be automatically increased on the first day of each fiscal year beginning in fiscal 2018, by an amount equal to the least of (i) 18,000,000 shares, (ii) 5% of the outstanding shares of all classes of common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Accordingly, on August 1, 2020, the number of shares of Class A common stock available for issuance under our 2016 Plan increased by 10,097,453 shares, pursuant to this provision. This increase is not reflected in the table above. On December 13, 2019, our stockholders approved certain amendments to our ESPP, pursuant to which the number of shares reserved for sale and issuance under our ESPP was increased by 9,200,000.

STOCK OWNERSHIP INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of the close of business on September 24, 2020, certain information with respect to the beneficial ownership of our common stock: (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of Class A common stock or Class B common stock; (b) by each of our directors; (c) by each of our Named Executive Officers; and (d) by all of our current executive officers and directors as a group.
The percentage of shares beneficially owned shown in the table is based on 194,195,207 shares of Class A common stock and 12,193,980 shares of our Class B common stock outstanding as of the close of business on September 24, 2020. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock with respect to which the individual has the right to acquire beneficial ownership within 60 days of September 24, 2020 through the exercise of any stock option or other right. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted below, the address for persons listed in the table is c/o Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, CA 95110. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.
	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Entities affiliated with Fidelity(2)	27,653,429	14.2	112,835	*	9.1
Ajeet Singh(3)	—	—	2,387,696	19.6	7.6
Entities affiliated with the Vanguard Group(4)	16,379,873	8.4	—	—	5.2
Entities affiliated with Generation Investment Management LLP(5)	15,433,452	7.9	—	—	4.9
Clearbridge Investments, LLC(6)	11,514,427	5.9	—	—	3.6
Named Executive Officers and Directors:
Dheeraj Pandey(7)	52,208	*	11,496,757	94.3	36.4
Duston M. Williams(8)	219,535	*	655,000	5.4	2.1
David Sangster(9)	76,810	*	7,918	*	*
Tyler Wall(10)	74,367	*	—	—	*
Tarkan Maner(11)	—	—	—	—	—
Sohaib Abbasi(12)	—	—	—	—	—
Susan L. Bostrom(13)	5,980	*	—	—	*
Craig Conway(14)	31,624	*	—	—	*
Virginia Gambale(15)	8,250	*	—	—	*
Steven J. Gomo(16)	88,946	*	—	—	*
Max de Groen(17)	—	—	—	—	—
David Humphrey(18)	—	—	—	—	—
Ravi Mhatre(19)	927,716	*	—	—	*
Jeffrey T. Parks(20)	50,027	*	—	—	*
Brian Stevens(21)	5,073	*	—	—	*
Former Directors:
John McAdam(22)	32,813	*	—	—	*
Michael P. Scarpelli(23)	16,512	*	—	—	*
All directors and executive officers as a group (17 persons)(24)	1,589,861	*	12,159,675	99.7%	39.0%

*	Denotes less than 1%

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)
Consists of: (i) 112,835 shares of Class B common stock held of record by investment companies advised by FMR Co., Inc. and Fidelity Management & Research (Hong Kong) Limited, both indirect wholly-owned subsidiaries of FMR LLC; and (ii) 27,653,429 shares of Class A common stock held of record by FMR LLC and its affiliates. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. Based on a Schedule 13G/A filed on February 7, 2020, a Form 13F-HR filed on August 13, 2020 by FMR LLC and, with respect to holdings of Class B common stock, information supplied by the Transfer Agent.

(3)
Consists of (i) 320,000 shares of Class B common stock held of record by the Singh/Sarahan 2014 Irrevocable Descendants Trust and (ii) 2,067,696 shares of Class B common stock held of record by Singh/Sarahan Revocable Trust. Ajeet Singh and Renu Saharan are co-trustees of both of these trusts. Based on a Schedule 13G/A filed by Ajeet Singh on February 13, 2018 and information supplied by the Transfer Agent.

(4)
Consists of 16,379,873 shares of Class A common stock beneficially owned by Vanguard Group 23-1945930 LLP and its affiliates. Based on a Schedule 13G filed on February 12, 2020 and a Form 13F-HR filed on August 14, 2020 by Vanguard Group 23-1945930 and its affiliates. The address for Vanguard Group 23-1945930 is 100 Vanguard Blvd, Malvern, PA 19355.

(5)
Consists of 15,433,452 shares of Class A common stock beneficially owned by Generation Investment Management LLP. Based on a Schedule 13G/A filed on February 14, 2020 and a Form 13F-HR filed on August 14, 2020 by Generation Investment Management LLP. The address for Generation Investment Management LLP is 20 Air Street, 7th floor, London, United Kingdom W1B 5AN.

(6)
Consists of 11,514,427 shares of Class A common stock beneficially owned by Clearbridge Investments, LLC. Based on a Form 13F-HR filed by Clearbridge Investments, LLC on August 14, 2020. The address for Clearbridge Investments, LLC is 620 8th Avenue, New York, NY 10018.

(7)
Consists of: (i) 5,262,103 shares of Class B common stock held of record by The Pandey Revocable Trust for which Mr. Pandey and Mr. Pandey's spouse serve as co-trustees; (ii) 68,000 shares of Class B common stock held of record by Pandey Irrevocable Descendants' Trust for which Mr. Pandey's spouse serves as trustee; (iii) 2,932,000 shares of Class B common stock held of record by The Pandey 2017 Irrevocable Descendants' Trust for which Mr. Pandey and his spouse serve as co-trustees; (iv) 381,218 shares of Class B common stock held of record by the Pandey 2016 Annuity Trust FBO one of Mr. Pandey's minor children, for which Mr. Pandey and his spouse serve as co-trustees; (v) 381,218 shares of Class B common stock held of record by the Pandey 2016 Annuity Trust FBO one of Mr. Pandey's minor children, for which Mr. Pandey and his spouse serve as co-trustees; (vi) 381,218 shares of Class B common stock held of record by the Pandey 2016 Annuity Trust FBO one of Mr. Pandey's minor children, for which Mr. Pandey and his spouse serve as co-trustees; (vii) 52,208 shares of Class A common stock held by Mr. Pandey, and (viii) 2,091,000 shares of Class B common stock subject to options exercisable within 60 days of September 24, 2020. Excludes 500,000 shares of Class B common stock and 518,750 shares of Class A common stock subject to time-based or performance-based vesting that shall not vest and settle within 60 days of September 24, 2020.

(8)
Consists of (i) 219,535 shares of Class A common stock held of record by Mr. Williams, (ii) 31,250 shares of Class B common stock held of record by Mr. Williams, and (iii) 623,750 shares of Class B common stock subject to options exercisable within 60 days of September 24, 2020. Excludes 231,250 RSUs subject to time-based vesting that shall not vest and settle within 60 days of September 24, 2020.

(9)
Consists of (i) 76,810 shares of Class A common stock held of record by Mr. Sangster and (ii) 7,918 shares of Class B common stock subject to options exercisable within 60 days of September 24, 2020. Excludes 370,313 RSUs subject to time-based or performance-based vesting that shall not vest and settle within 60 days of September 24, 2020.

(10)	Consists of 74,367 shares of Class A common stock held of record by Mr. Wall. Excludes 150,000 RSUs subject to time-based vesting that shall not vest and settle within 60 days of September 24, 2020.
(11)	Mr. Maner joined the Company in November 2019. Excludes 500,000 RSUs subject to time-based vesting that shall not vest and settle within 60 days of September 24, 2020.
(12)	Excludes 10,297 RSUs subject to time-based vesting that shall not vest and settle within 60 days of September 24, 2020.

(13)	Excludes 8,262 RSUs subject to time-based vesting that shall not vest and settle within 60 days of September 24, 2020.
(14)	Excludes 8,106 RSUs subject to time-based vesting that shall not vest and settle within 60 days of September 24, 2020.
(15)
Consists of (i) 2,750 shares of Class A common stock held of record by Ms. Gambale and (ii) 5,500 shares of Class A common stock held of record by Virginia Gambale TTEE Virginia Gambale REV Trust DTD 5/22/2003 for which Ms. Gambale serves as trustee. Excludes 8,359 RSUs subject to time-based vesting that shall not vest and settle within 60 days of September 24, 2020.

(16)	Excludes 10,834 RSUs subject to time-based vesting that shall not vest and settle within 60 days of September 24, 2020.
(17)	Mr. de Groen joined our board of directors on September 24, 2020. Excludes 3,126 RSUs subject to time-based vesting that shall not vest and settle within 60 days of September 24, 2020.
(18)	Mr. Humphrey joined our board of directors on September 24, 2020. Excludes 3,126 RSUs subject to time-based vesting that shall not vest and settle within 60 days of September 24, 2020
(19)
Consists of (i) 513,364 shares of Class A common stock held of record by Mhatre Investments LP - Fund I and (ii) 414,352 shares of Class A common stock held by Mr. Mhatre. Mr. Mhatre serves as the trustee of the general partner of Mhatre Investments LP - Fund I and, accordingly, exercises sole voting and dispositive power over shares held of record by Mhatre Investments LP - Fund I. Excludes 11,536 RSUs subject to time-based vesting that shall not vest and settle within 60 days of September 24, 2020. The address for Mhatre Investments LP - Fund I is c/o Lightspeed Venture Partners, 2200 Sand Hill Road, Menlo Park, California 94025. Based on a Form 4 filed on September 8, 2020 by Ravi Mhatre.

(20)
Consists of (i) 8,523 shares of Class A common stock held of record by Mr. Parks, (ii) 37,217 shares of Class A common stock held of record by The Parks Trust, a trust beneficially owned by Mr. Parks, and (iii) 4,287 shares of Class A common stock held of record by Riverwood Capital, LP, which is holding such shares for the benefit of The Parks Trust, subject to Mr. Parks' continued service. Excludes 11,302 RSUs subject to time-based vesting that shall not vest and settle within 60 days of September 24, 2020. Mr. Parks has elected not to stand for re-election as a Class I director, and will therefore step down from our board of directors effective as of the end of his current term of office, which will expire at the Annual Meeting.

(21)	Excludes 10,288 RSUs subject to time-based vesting that shall not vest and settle within 60 days of September 24, 2020.
(22)	Mr. McAdam retired from our board of directors effective as of December 13, 2019.
(23)	Consists of 16,512 shares of Class A common stock held of record by Mr. Scarpelli. Mr. Scarpelli resigned from our board of directors effective as of June 3, 2020.
(24)
Consists of (i) 1,577,901 shares of Class A common stock beneficially owned by our executive officers and directors as a group, (ii) 12,159,675 shares of Class B common stock beneficially owned by our executive officers and directors as a group, and (iii) 11,960 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of September 24, 2020. Excludes 1,855,549 RSUs and 500,000 shares of Class B common stock subject to time-based or performance-based vesting that shall not vest and settle within 60 days of September 24, 2020.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of Nutanix's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Nutanix.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended July 31, 2020, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except for one Form 4 filed late by Virginia Gambale to report a grant of restricted stock units on June 3, 2020 that was reported on Form 4 on June 10, 2020.

OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the virtual Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the associated proxy to vote on such matters in accordance with their best judgment.
We have filed our Annual Report on Form 10-K for the fiscal year ended July 31, 2020 with the SEC. It is available free of charge at the SEC's web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2020 at http://ir.nutanix.com, or a copy of our Annual Report on Form 10-K for the fiscal year ended July 31, 2020 is available without charge upon written request to our Secretary at 1740 Technology Dr., Suite 150, San Jose, California 95110.

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/NTNX2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D25945-P42975 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**NUTANIX, INC.**

**The Board of Directors recommends you vote FOR the following:**

1. Election of Class I Directors

| **Nominees:** | **For** | **Withhold** |
| --- | --- | --- |
| 1a. Susan L. Bostrom | ☐ | ☐ |
| 1b. Steven J. Gomo | ☐ | ☐ |
| 1c. Max de Groen | ☐ | ☐ |

**The Board of Directors recommends you vote FOR Proposals 2 and 3:**

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
| --- | --- | --- | --- |
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

D25946-P42975

**NUTANIX, INC.**
**Annual Meeting of Stockholders**
**December 11, 2020 9:00 AM, PST**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) Dheeraj Pandey, Duston Williams and Tyler Wall or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NUTANIX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PST, on December 11, 2020, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/NTNX2020, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**